Exhibit 2.1

AS EXECUTED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ICF CONSULTING GROUP, INC.

ICF INTERNATIONAL, INC.

ICF CONSULTING GROUP ACQUISITION, INC.

JONES & STOKES ASSOCIATES, INC.

THE OTHER PARTIES NAMED HEREIN

AND

JOHN W. COWDERY,

AS SHAREHOLDERS REPRESENTATIVE

Dated as of January 23, 2008

TABLE OF CONTENTS

ARTICLE 1	CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS	1

ARTICLE 2	THE MERGER	2

2.1	The Merger	2
2.2	Effect of the Merger	2
2.3	Articles of Incorporation and Bylaws	2
2.4	Directors and Officers	2
2.5	Effect on Capital Stock	2
2.6	Purchase Price Adjustment	3
2.7	Payment of Merger Consideration	6
2.8	Escrow Fund	7
2.9	Employment Agreements	8
2.10	Termination of Option Plan	8
2.11	The Closing	8

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

3.1	Corporate Status	9
3.2	Capital Stock	9
3.3	Subsidiaries	10
3.4	Authority for Agreement; Noncontravention	11
3.5	Financial Statements	11
3.6	Absence of Material Adverse Changes	12
3.7	Absence of Undisclosed Liabilities	12
3.8	Books and Records	12
3.9	Accounts Receivable	12
3.10	Compliance with Applicable Laws, Organizational Documents	13
3.11	Litigation and Audits	13
3.12	Tax Matters	13
3.13	Employee Benefit Plans	17
3.14	Employment-Related Matters	20
3.15	Environmental	22
3.16	No Broker’s or Finder’s Fees	23
3.17	Assets Other Than Real Property	23
3.18	Real Property	24
3.19	Contracts, Agreements and Commitments	25
3.20	Intellectual Property	28
3.21	Insurance Contracts	29
3.22	Banking Relationships	30
3.23	Absence of Certain Relationships	30
3.24	Foreign Corrupt Practices; Export Compliance	30
3.25	Government Contracts	31
3.26	Power of Attorney	34

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3.27	Customers	34
3.28	SEC Report Disclosures	34
3.29	Cumulative Exceptions	35

ARTICLE 3A	REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS	35

3.A.1	Power and Authority	35
3.A.2	Enforceability	35
3.A.3	Consents	35
3.A.4	Conflicts Under Contracts	35
3.A.5	Title to Stock	35
3.A.6	No Broker’s or Finder’s Fees	36
3.A.7	Power of Attorney	36

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER’S PARENT AND MERGER SUB	36

4.1	Corporate Status of Buyer, Parent and Merger Sub	36
4.2	Authority for Agreement; Noncontravention	36
4.3	Compliance with Applicable Laws	37
4.4	No Adverse Litigation	37
4.5	Ownership of Buyer and Merger Sub	37
4.6	Sufficiency of Funds	37

ARTICLE 5	CONDUCT PRIOR TO THE CLOSING DATE	37

5.1	Conduct of Company’s Business	37
5.2	Continuing Obligation to Inform; Update of Certain Schedules	40
5.3	Notice of Appraisal Rights	40

ARTICLE 6	ADDITIONAL AGREEMENTS	40

6.1	Exclusivity	40
6.2	Expenses	40
6.3	Indemnification	41
6.4	Access and Information	45
6.5	Public Disclosure and Confidentiality	45
6.6	Further Assurances	46
6.7	Tax Matters	46
6.8	Release	49
6.9	Regulatory Filings	49
6.10	Exchange of Information	49
6.11	Notification	50
6.12	Shareholders Representative	50
6.13	Certain Post-Closing Covenants	52
6.14	Notes Payable and Notes Receivable	53
6.15	Loan Agreements and Lines of Credit	53

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6.16	Amendment of the Company’s Defined Contribution Plans	53
6.17	ESOP	53
6.18	Termination of Company’s Restricted Management Stock Bonus Plan	54
6.19	Shareholders Agreement	54
6.20	Preparation of the Proxy Statement; Shareholders Meeting	54
6.21	Voting for the Merger	55
6.22	EFCG Letter	55

ARTICLE 7	CONDITIONS PRECEDENT	55

7.1	Conditions Precedent to the Obligations of Each Party	55
7.2	Conditions Precedent to Buyer’s, Buyer’s Parent’s and Merger Sub’s Obligation to Consummate the Closing	56
7.3	Conditions Precedent to Obligations of the Company and Principal Shareholders to Consummate the Closing	59

ARTICLE 8	SURVIVAL OF REPRESENTATIONS AND COVENANTS	60

8.1	Representations and Covenants	60

ARTICLE 9	OTHER PROVISIONS	60

9.1	Termination	60
9.2	Notices	61
9.3	Entire Agreement	62
9.4	Assignability	63
9.5	Validity	63
9.6	Specific Performance	63
9.7	U.S. Currency	63
9.8	Governing Law	63
9.9	Counterparts	63
9.10	Waiver	64

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SCHEDULES

Schedule 1 - Definitions

Schedule 2.6.1 - Adjustments to Closing Working Capital

Schedule 2.9 - Other Employees

Schedule 3.1.1 - Company Qualified Jurisdictions

Schedule 3.1.2 - Subsidiary Qualified Jurisdictions

Schedule 3.2.1 - Company Shareholders of Record

Schedule 3.2.1(b) - Subsidiary Membership Interest Owners of Record

Schedule 3.2.2(a) - Options and Convertible Securities

Schedule 3.2.2(b) - Shareholder Agreements

Schedule 3.3 - Subsidiaries

Schedule 3.4.2 - No Conflict

Schedule 3.5 - Financial Statements

Schedule 3.6 - Dividends or Distributions

Schedule 3.7 - Liabilities

Schedule 3.8 - Books and Records

Schedule 3.9 - Accounts Receivable

Schedule 3.10 - Compliance with Applicable Laws

Schedule 3.11 - Litigation and Audits

Schedule 3.12.4 - Tax Assessments

Schedule 3.12.5 - Carryovers and Tax Basis

Schedule 3.12.9 - Income Items and Deductions

Schedule 3.12.14 - Joint Ventures and Partnerships

Schedule 3.13.1 - List of Plans

Schedule 3.13.4 - Plan Funding

Schedule 3.13.6 - Company Plans Not Amendable or Terminable

Schedule 3.13.7 - Payments Relating to the Transactions

Schedule 3.14.2 - List of Employees

Schedule 3.14.3(a) - Claim or Litigation Relating to Termination of Employment

Schedule 3.16 - Brokers or Finders Fees

Schedule 3.17.1 - Liabilities and Encumbrances to Title

Schedule 3.17.2(b) - Tangible Personal Property

Schedule 3.17.2(d) - Governmental-Owned Property

Schedule 3.18.2 - Leases

Schedule 3.19.1 - Material Company Contracts

Schedule 3.19.2 - Status of Material Company Contracts

Schedule 3.19.2(e) - Liquidated Damages Clause, Unlimited Liability or Consequential Damages

Schedule 3.19.3 - Consents

Schedule 3.19.4 - Other Work Arrangements

Schedule 3.20.1 - Intellectual Property

Schedule 3.20.2 - Owned and Registered Intellectual Property

Schedule 3.20.2(e) - Infringement of Company’s Proprietary Rights

Schedule 3.20.2(f) - Trademarks and Service marks

Schedule 3.20.2(i) - Restrictions on Sale, License or Distribution

Schedule 3.20.3 - Employee Confidentiality and Non-Competition Agreements

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Schedule 3.21 - Insurance and Indemnity Contracts

Schedule 3.22 - Banking Relationships

Schedule 3.23 - Absence of Certain Relationships

Schedule 3.25.1(a) - Government Contracts

Schedule 3.25.1(b) - Problems Under Government Contracts

Schedule 3.25.2 - Claims for Price Adjustment Under Government Contracts

Schedule 3.25.3 - Audit of Government Contracts

Schedule 3.25.4 - Outstanding Claims or Disputes Relating to Government Contracts

Schedule 3.25.6 - Terminated Government Contracts

Schedule 3.25.7 - Government Contracts Outside the Scope

Schedule 3.25.8 - Assigned Government Contracts

Schedule 3.25.11 - At Risk Government Contracts

Schedule 3.27 - Lost Customers

Schedule 3A.6 - Broker’s or Finder’s Fees Paid by Principal Shareholder

Schedule 5.1 - Conduct of Company’s Business

Schedule 6.14(a) - Notes or Debt Instruments Payable to Shareholders

Schedule 6.14(b) - Notes Payable to the Company

Schedule 7.2.4 - Obtained Consents

Schedule 7.2.5(b)(i) - Acceptance of Employment

Schedule 7.2.5(b)(ii) - Standard Terms and Conditions of Employment

Schedule 7.2.5(c)(i) - Full-Time Billable U.S. Employees of Company

Schedule 7.2.5(c)(ii) - Buyer’s Standard Documentation

Schedule 7.2.19 - Customer Interviews and Diligence Inquiries

Schedule 7.2.22 - Release of Encumbrances

EXHIBITS

Exhibit A	Escrow and Paying Agent Agreement
Exhibit B	Agreement of Merger

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2008 (this “Agreement”), by and among ICF Consulting Group, Inc., a Delaware corporation (“Buyer”), ICF International, Inc., a Delaware corporation (“Buyer’s Parent”), ICF Consulting Group Acquisition, Inc., a California corporation (“Merger Sub”), Jones & Stokes Associates, Inc., a California corporation (the “Company”), the Company shareholders listed on the signature pages to this Agreement under the caption “Principal Shareholders” (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”) and John W. Cowdery as Shareholders Representative. Buyer, Buyer’s Parent, Merger Sub, the Company, the Principal Shareholders and Shareholders Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Principal Shareholders collectively own approximately 25% of the Company’s outstanding capital stock.

B. Merger Sub is a wholly owned subsidiary of Buyer, and Buyer is a wholly owned subsidiary of Buyer’s Parent.

C. The boards of directors of Buyer, Buyer’s Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby (the “Transactions”) and have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement.

D. The Company’s board of directors has resolved to recommend the Merger to the holders of the Company’s capital stock, has determined that the Merger Consideration is fair to the holders of the Company’s capital stock, and has resolved to recommend that the holders of the Company’s capital stock accept the Merger Consideration and approve the Merger on the terms and conditions set forth herein.

E. The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Articles 1 through 9 are set forth in Schedule 1.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the laws of the State of California, including the California Corporations Code known as the “California General Corporation Law” (the “CGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Effective Time the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At Buyer’s election, any Subsidiary whose capital stock is wholly owned by Buyer may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the Parties agree to execute an appropriate amendment to this Agreement to reflect the foregoing.

2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and all other assets of every kind and description of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Articles of Incorporation and Bylaws.

2.3.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub shall be, until thereafter amended as provided by the CGCL and such articles of incorporation, the articles of incorporation of the Surviving Corporation, provided, however, that the name of the Surviving Corporation shall be “Jones & Stokes Associates, Inc.”

2.3.2 Bylaws. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms, the articles of incorporation of the Surviving Corporation or as provided by the CGCL.

2.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of each of their resignations or removals or until each of their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time, and such other individuals as Buyer shall designate, shall be the officers of the Surviving Corporation until the earlier of each of their deaths, resignations or removals or until each of their respective successors are duly elected and qualified, as the case may be.

2.5 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company or Merger Sub:

(a) Each share of common stock, par value $0.05 per share, of the Company (the “Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares shall be converted into the right to receive the following (collectively, the “Per Share Merger Consideration”): (i) an amount in cash equal to the Per Share Net Closing Amount; (ii) a conditional amount in cash equal to the Per Share Working Capital Adjustment Amount; and (iii) a conditional amount in cash equal to the Per Share Indemnity Escrow Amount. The aggregate amount of Per Share Merger Consideration payable to the Company’s shareholders (collectively, the “Shareholders” and individually, a “Shareholder”) under this Agreement is referred to herein as the “Merger Consideration.”

(b) Each Option shall be terminated and cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Stock held by a Shareholder who objects to the Merger and complies with Chapter 13 of the CGCL (a “Dissenting Shareholder”) concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their Common Stock (“Dissenting Shares”) shall not be converted as described in Section 2.5(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Chapter 13 of the CGCL. If, after the Effective Time, any Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the CGCL, all of its Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the consideration described in Section 2.5(a). The Company shall give Buyer (i) prompt written notice of any demands for appraisal received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with Buyer’s prior written consent, settle or offer to settle any such demands. The Company will provide to the Shareholders all notices required by Chapter 13 of the CGCL concerning the rights of the Shareholders to exercise Dissenters’ Rights.

2.6 Purchase Price Adjustment.

2.6.1 Estimated Closing Statements. At least two Business Days prior to the Closing Date (as defined below), the Company shall provide to Buyer in reasonable detail an estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and the Estimated Closing Working Capital shall be prepared in accordance with GAAP, as adjusted pursuant to Schedule 2.6.1, and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP, as adjusted pursuant to Schedule 2.6.1.

2.6.2 Adjustment to Purchase Price.

2.6.2.1 Working Capital and Preliminary Adjustment.

Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Shareholders Representative in reasonable detail the Closing Balance Sheet and statement of Closing Working Capital (collectively the “Closing Statements”). The date of such delivery is also referred to herein as the “Closing Balance Sheet Delivery Date.” The Closing Balance Sheet and the Closing Working Capital shall be prepared in accordance with GAAP, as adjusted pursuant to Schedule 2.6.1, and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP, as adjusted pursuant to Schedule 2.6.1.

2.6.2.2 Review of Closing Statements. Shareholders Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and (b) to the extent Shareholders Representative may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used) in respect of the preparation of the Closing Statements. Shareholders Representative and its advisors shall have access upon prior notice and during normal business hours to review the books, papers and records of the Company and its accountants (if any are used), relating to the preparation of the Closing Statements in connection with such inquiry. The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, the Shareholders unless Shareholders Representative shall have notified Buyer in reasonable detail of any objections thereto within 30 days after his receipt of the Closing Statements (the “Shareholders Objection”).

2.6.2.3 Disputes. If a Shareholders Objection occurs, Buyer shall have 20 days to review and respond to the Shareholders Objection, and Buyer and Shareholders Representative shall attempt to resolve the differences underlying the Shareholders Objection following completion of Buyer’s review of the Shareholders Objection. Disputes between Buyer and Shareholders Representative that are not resolved by them by the end of the 40-day period following delivery to Buyer of the Shareholders Objection shall be referred no later than such 40th day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Shareholders Representative (the “Arbiter”) who shall act as arbitrator and make a final determination, based solely on presentations by Shareholders Representative and Buyer and only with respect to the remaining differences so submitted. If Buyer and Shareholders Representative cannot agree upon the selection of the Arbiter within five Business Days, Ernst & Young LLP shall serve as the Arbiter hereunder. The Arbiter shall deliver its written determination as to whether and to what extent, if any, the Closing Statements require adjustment to Buyer and Shareholders Representative no later than the 30th day after the remaining differences underlying the Shareholders Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary. The Arbiter’s determination pursuant to this Section 2.6.2.3 shall be final, conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be borne by Buyer on the one hand and the Shareholders, jointly and severally, on the other hand, in proportion to the allocation by the Arbiter of the dollar amount of the disputed portion of the Working Capital Adjustment (as defined below), such that the prevailing Party (or Parties) pays a lesser proportion of such fees and expenses. Buyer and

Shareholders Representative shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter. In no event may the Arbiter’s resolution of any difference be for an amount which is outside the range of Buyer’s and Shareholders Representative’s disagreement.

2.6.2.4 Final Closing Statements. Each of the Closing Statements, as it may be adjusted, shall become final, conclusive and binding upon the Parties upon the earliest of (a) the final date for notice by Shareholders Representative of a Shareholders Objection if Shareholders Representative does not provide Buyer with a Shareholders Objection within the period permitted under Section 2.6.2.2, (b) the date of an agreement between Buyer and Shareholders Representative with respect thereto, and (c) the date on which written notice of the decision by the Arbiter with respect to any disputes under Section 2.6.2.3 is provided to Buyer and Shareholders Representative. The Closing Statements (i) as submitted to Shareholders Representative if Shareholders Representative does not object thereto within the period permitted under Section 2.6.2.2, (ii) as adjusted pursuant to the agreement of Shareholders Representative and Buyer or (iii) as determined by the decision of the Arbiter, are referred to herein as the “Final Closing Statements” and shall be final, conclusive and binding on the Parties. The date on which the Final Closing Statements become final, conclusive and binding is referred to herein as the “Final Closing Statements Determination Date.”

2.6.2.5 Final Working Capital Adjustment.

(a) The following shall be applicable to the determination of the Merger Consideration:

(i) If the Closing Working Capital reflected in the Final Closing Statements (the “Final Closing Working Capital”) is less than the Estimated Closing Working Capital, the “Working Capital Decrease” shall be the positive difference between the Final Closing Working Capital and the Estimated Closing Working Capital.

(ii) If the Final Closing Working Capital is greater than the Estimated Closing Working Capital the “Working Capital Increase” shall be the positive difference between the Final Closing Working Capital and the Estimated Closing Working Capital.

(b) If there shall be either a Working Capital Decrease or a Working Capital Increase (either, a “Working Capital Adjustment”), such Working Capital Adjustment shall be effected as follows:

(i) If there shall be a Working Capital Decrease, within three Business Days after the Final Closing Statements Determination Date, Buyer and Shareholders Representative shall cause the Escrow Agent (A) to release and disburse to Buyer an amount equal to the Working Capital Decrease from the Working Capital Escrow and, to the extent the Working Capital Decrease is in excess of the Working Capital Escrow, any such additional amounts shall be released and disbursed to Buyer from the Indemnity Escrow (such amount disbursed from the Indemnity Escrow shall be referred to as the “Working Capital Indemnity Amount”) and (B) to hold and disburse any amounts remaining in the Working Capital Escrow after giving effect to the forgoing disbursement to Buyer in respect of the Working Capital Decrease, as part of the Indemnity Escrow in accordance with this Agreement and the Escrow Agreement; and

(ii) If there shall be a Working Capital Increase, within three Business Days after the Final Closing Statements Determination Date, (A) Buyer shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent for payment of, an amount equal to such Working Capital Increase, and to the extent the Working Capital Increase is in excess of the Working Capital Escrow, Buyer shall deposit, or cause to deposited with the Escrow Agent, or if there is a separate Paying Agent, with such Paying Agent, an amount equal to such excess, with such amount of the Working Capital Increase referenced in this clause (A) to be paid to the Shareholders as the Per Share Final Working Capital Adjustment Amount in accordance with this Agreement, and (B) Buyer and Shareholders Representative shall cause any remaining amount in the Working Capital Escrow after giving effect to the foregoing disbursement to the Shareholders, to be held and disbursed by the Escrow Agent as part of the Indemnity Escrow in accordance with this Agreement and the Escrow Agreement.

(c) If the Final Closing Statements do not reflect any Working Capital Adjustment, within three Business Days after the Final Closing Statements Determination Date, Buyer and Shareholders Representative shall cause the Escrow Agent to hold and disburse the Working Capital Escrow as part of the Indemnity Escrow in accordance with this Agreement and the Escrow Agreement.

2.7 Payment of Merger Consideration.

2.7.1 The Company shall designate a Person to act as paying agent in the Merger (the “Paying Agent”), which may be the Escrow Agent, and, from time to time on, prior to or after the Effective Time, Buyer shall, in accordance with this Agreement, make available, or cause the Surviving Corporation to make available, to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, Escrow Funds and other funds in the amounts and at the times necessary for payment of the Merger Consideration in accordance with this Agreement.

2.7.2 As soon as practicable after the Effective Time, and no later than five Business Days thereafter, the Surviving Corporation shall cause the Escrow Agent to mail to each Shareholder, as of the Effective Time, a letter of transmittal, which, among other things, shall state (a) the instructions for surrendering and transferring such Shareholder’s interest in his or her Common Stock entitled to payment of Merger Consideration pursuant to this Section 2.7 (other than Dissenting Shares), and (b) that title to the Common Stock shall pass, only upon proper delivery to the Paying Agent of the necessary documents of surrender and transfer and upon adherence to the procedures set forth in the letter of transmittal (the “Letter of Transmittal”). Immediately following the distribution of the Letter of Transmittal, each Shareholder shall deliver to Escrow Agent, the properly completed and executed Letter of Transmittal, accompanied by delivery of all appropriate Tax forms as reasonably required by Buyer, and Buyer shall deliver to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, an amount equal to the product of (x) the Per Share Net Closing Amount and

(y) the number of shares of Common Stock held by the Shareholders immediately prior to the Effective Time. Immediately following the Effective Time, Buyer shall deliver or cause to be delivered the Shareholders Representative Initial Expenses Amount by wire transfer to the account specified by Shareholders Representative.

2.7.3 In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Common Stock so surrendered are registered, if an assignment is delivered to the Escrow Agent, in proper form evidencing the transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Common Stock or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

2.7.4 Until surrendered as contemplated by Section 2.7.2, each share of Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration into which the Common Stock shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Common Stock; provided, however, that interest earned on amounts in escrow pursuant to Section 2.8 and the Escrow Agreement shall be payable to the Shareholders in accordance with this Agreement and the Escrow Agreement.

2.7.5 All Merger Consideration paid upon the surrender of Common Stock in accordance with this Section 2.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, evidence of Common Stock owned by a Person is presented to the Surviving Corporation for any reason, such Common Stock shall be canceled and exchanged as provided in this Section 2.7.

2.7.6 Notwithstanding the foregoing, none of Buyer, Merger Sub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8 Escrow Fund.

2.8.1 Establishment of Escrow Fund. At the Effective Time, Buyer will deliver to Commerce Bank, National Association, as escrow agent (the “Escrow Agent”), the sums of $2,500,000 (the “Working Capital Escrow”) and $5,000,000 (together with such portion of the Working Capital Escrow that, pursuant to Sections 2.6.2.5(a) or (b), becomes a part thereof, the “Indemnity Escrow,” and together with the Working Capital Escrow, the “Escrow Fund”). Such deposits shall be governed by the terms and conditions set forth herein and in the Escrow and Paying Agent Agreement, dated as of the Closing Date, among Buyer, Shareholders Representative and the Escrow Agent, substantially in the form of Exhibit A (the “Escrow Agreement”).

2.8.2 Use of Escrow Fund. By virtue of the approval of this Agreement and the Merger by the Shareholders pursuant to the CGCL, the Shareholders, without any further act, will have consented to and approved, and shall be deemed to have consented to and approved (a) the use of the Escrow Fund for payments to Buyer on behalf of the Shareholders for Working Capital Adjustments and indemnification obligations set forth in Sections 2.6.2.5, 6.3 and 6.7, as the case may be, (b) the deduction of an aggregate of up to $50,000 from the amounts otherwise payable by Buyer to the Shareholders to provide funds to cover the initial expenses of Shareholders Representative (the “Shareholders Representative Initial Expenses Amount”) and (c) all of the other terms and conditions in the Escrow Agreement. The Shareholders Representative shall notify Buyer in writing no later than three days prior to Closing of the exact amount of the Shareholders Representative Initial Expenses Amount.

2.9 Employment Agreements. Concurrently with the execution and delivery of this Agreement, (a) Buyer is entering into an employment agreement dated as of the date hereof with John W. Cowdery (the “Cowdery Employment Agreement”) and (b) each of the individuals listed on Schedule 2.9 is agreeing to Buyer’s standard terms and conditions relating to employment, including consent to background checks or verification procedures, and is entering into non-compete, non-solicitation and non-disturbance agreements (such agreements and standard terms and conditions collectively, the “Other Employment Related Agreements”), which agreements and terms and conditions shall become effective automatically, without any further action, upon the Closing.

2.10 Termination of Option Plan. Before the Closing Date, the Company’s board of directors (the “Company Board”) shall adopt such resolutions and take (or cause the Company to take) such other actions as are required to provide that before the Effective Time, each Option will either be exercised for Common Stock or terminated in accordance with the Option and Option Plan. In connection therewith, the Company shall notify all holders of Options, that as of the Effective Time, unexercised Options will be terminated and of no further force or effect. The Company Board and the Company will take all legally and contractually required actions to terminate the Option Plan and all unexercised Options as of the Effective Time, all in a manner so that the Surviving Corporation will have no payment, share issuance or other Liability in respect thereof.

2.11 The Closing. Subject to the satisfaction (or waiver) of all of the conditions precedent set forth in Article 7 (the “Closing Conditions”), the closing of the Merger and the other Transactions (the “Closing”) shall take place at Buyer’s offices, located at 9300 Lee Highway, Fairfax, VA 22031, commencing at 10 a.m. local time (a) on February 7, 2008, or (b) if the Closing Conditions have not been satisfied (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as the Parties may agree after the satisfaction (or waiver) of all the Closing Conditions (“Closing Date”). At the Closing, the Parties shall cause the Merger to be consummated by filing the duly executed Agreement of Merger with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the date and time of such filing is referred to herein as the “Effective Time”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Buyer’s Parent as follows:

3.1 Corporate Status.

3.1.1 Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted. As of the Closing, the Company will be duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. Schedule 3.1.1 lists (a) all jurisdictions in which the Company is qualified to do business and (b) all additional jurisdictions in which the Company will be qualified to do business as of the Closing.

3.1.2 Corporate Status of the Company’s Subsidiaries. Each of the Company’s Subsidiaries (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is duly formed as a limited liability company, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite company power to own, operate and lease its properties and to carry on its business as currently being conducted. Each of the Company Subsidiaries is duly qualified or licensed to do business as a foreign company and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by such Company Subsidiary or the nature of the business transacted by such Company Subsidiary makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which each Company Subsidiary is qualified to do business are set forth, by Company Subsidiary, on Schedule 3.1.2.

3.2 Capital Stock.

3.2.1 Authorized Stock and Ownership.

(a) The authorized capital stock of the Company consists solely of 4,000,000 shares of Common Stock. As of the date hereof, 171,520.87 shares of Common Stock are issued and outstanding, and such Common Stock is held and owned of record as set forth on Schedule 3.2.1. As of the Closing, there will be no more than 183,316.70 shares of Common Stock issued and outstanding (which includes all of the Common Stock issued or issuable pursuant to the exercise of Options prior to the Effective Time). All of the outstanding Common Stock (i) has been duly authorized and validly issued, (ii) is uncertificated in compliance with the CGCL, (iii) is fully paid and nonassessable, and (iv) was issued and is held and owned in compliance with the CGCL and the Company’s articles of incorporation, as amended and restated, and bylaws. None of the outstanding Common Stock was issued in violation of any Person’s preemptive or similar rights. All of the issued and outstanding Common Stock has been issued in compliance with all applicable U.S. federal, foreign, state, regional and provincial securities laws.

(b) The membership interest in each Company Subsidiary is beneficially owned and held of record as set forth on Schedule 3.2.1(b), and the entire membership interest of each Company Subsidiary as owned by the Company as set forth on Schedule 3.2.1(b) is solely and beneficially owned and held of record by the Company, free and clear of any and all Encumbrances. The entire membership interest in each Company Subsidiary as owned by the Company as set forth on Schedule 3.2.1(b) was validly transferred to the Company free of any options, warrants or other rights, including preemptive rights, relating to the equity interests of such Company Subsidiaries.

3.2.2 Options and Convertible Securities.

(a) Except as set forth in Schedule 3.2.2(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or any Company Subsidiary to issue, sell or otherwise transfer any of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Stock or other capital stock or other equity interest of the Company or any Company Subsidiary.

(b) Except as set forth on Schedule 3.2.2(b), there are no voting trusts, shareholder agreements or other agreements or understandings to which the Company or, to the Company’s Knowledge, any Principal Shareholder is a party with respect to the voting of Common Stock or any other equity security of any of the Company or the Company Subsidiaries, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Common Stock or other equity securities of the Company or any Company Subsidiary.

(c) All of the Options are, and will be upon exercise or termination, incentive stock options within the meaning of Code Section 422.

(d) At the Effective Time, there will be no outstanding subscriptions, options (including Options), warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or any Company Subsidiary to issue, sell or otherwise transfer any of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Stock or other capital stock or other equity interest of the Company or any Company Subsidiary.

3.3 Subsidiaries. Except as set forth on Schedule 3.3, the Company does not have any Subsidiaries and, except as set forth on Schedule 3.3, the Company does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities or equity of any Person.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. The Company has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining requisite Shareholder Approval, to consummate the Transactions to the extent of its obligations hereunder. The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and, subject to obtaining requisite Shareholder Approval, the consummation of the Transactions, to the extent of its obligations hereunder. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company have been, or with respect to such other agreements, will be duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.4.2 No Conflict. Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the Transactions, to the extent of its obligations hereunder or thereunder, will (a) conflict with or result in a violation of any provision of its articles of incorporation, as amended and restated, or bylaws (collectively, “Organizational Documents”), or (b) with or without the giving of notice or the lapse of time, or both, conflict in any material respect with, or result in any violation or breach of, or constitute a material default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. No Governmental Authorization is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by the Company and, except as set forth on Schedule 3.4.2, for the consummation of the Transactions by the Company.

3.5 Financial Statements. Schedule 3.5 sets forth (a) the balance sheets of the Company as of December 31, 2006 and January 1, 2006, and the statements of income, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2006 and January 1, 2006, as audited by Brown Fink Boyce & Astle, LLP, certified public accountants, and (b) the unaudited balance sheet of the Company as of December 30, 2007 (the “Balance Sheet Date”) and the unaudited statements of income, shareholders’ equity and cash flows of the Company for the twelve months ended December 30, 2007. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements,” and the balance sheet of the Company as of December 30, 2007 is referred to herein as the “Company Balance Sheet.” Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the statements of income, shareholders’ equity and cash flow, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP subject, in the case of such unaudited financial statements of the Company as of December 30, 2007 and for the twelve months ended December 30, 2007, to normal recurring year-end audit adjustments (which, individually and in the aggregate, shall not be material in amount) and the absence of footnotes.

3.6 Absence of Material Adverse Changes. Since the Balance Sheet Date, the Company and the Company Subsidiaries, taken as a whole, have not suffered any Company Material Adverse Effect, nor, to the Company’s Knowledge, has there occurred or arisen any event or state of facts of any character that would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any Common Stock or other capital stock of the Company, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations, fixed, accrued, contingent or otherwise (each, a “Liability, “ and collectively, “Liabilities”), that are material and not fully reflected or provided for on, or disclosed in the notes to, the balance sheet at December 30, 2007 included in the Company Financial Statements or the Company Balance Sheet, except (a) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, and (b) Liabilities expressly disclosed in Schedule 3.7. As of the Closing, the Company and the Company Subsidiaries will have no Liability for, or otherwise in respect of, borrowed money.

3.8 Books and Records. Except as set forth on Schedule 3.8, the books of account, minute books, stock record books and other records of each of the Company and each Company Subsidiary, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such records include all Tax accrual work papers of the Company and the Company Subsidiaries and include an inventory and identification of all open tax positions and units of account, as such terms are understood under FASB Interpretation No. 48 (“FIN 48”), of the Company and the Company Subsidiaries. The actions reflected in such minute books are accurate and complete records of the meetings reported in such minute books, and, except where the failure to do so will not have a Company Material Adverse Effect or except as set forth on Schedule 3.8, no meeting of any shareholders of the Company or any Company Subsidiary, the Company Board or committee of the Company Board, or the board of directors (or any committees thereof) of any Company Subsidiary has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the Company’s possession.

3.9 Accounts Receivable. All accounts receivable of the Company or any Company Subsidiary, whether or not billed (collectively, “Accounts Receivable”), that are reflected on the Company Balance Sheet or recorded on the books or accounting records of the Company or any Company Subsidiary since the Balance Sheet Date are valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable reflected on the balance sheet included in the Final Closing Statements are, or will be as of the Closing Date, collectible in full subject to any reserves therefor as set forth on such balance sheet. There is no contest, claim or right of set-off under any Material Company Contract with any obligor of an Accounts Receivable reflected on the balance sheet included in the Final Closing Statements relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of December 30, 2007, including a list of the Accounts Receivable that are billed (including the name of the client and invoice number, date and amount), a list of the Accounts Receivables that are unbilled and information regarding the aging of such Accounts Receivable.

3.10 Compliance with Applicable Laws, Organizational Documents. Except as set forth in Schedule 3.10, each of the Company and the Company Subsidiaries has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted (including any brokerage of assets), and to own, lease and operate its properties in the manner currently held and operated, and such Permits are in full force and effect, except for any Permits the absence of which, or whose failure to be in full force and effect, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Company’s Knowledge, threatened, that are reasonably likely to result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The Company’s business has not been since December 31, 2003, and is not currently being conducted in violation of any Applicable Laws, Permits or other authorizations of any Governmental Entity which could have a Company Material Adverse Effect. The Company is not in default or violation of any provision of its Organizational Documents. None of the Company Subsidiaries is in default or violation of any provision of its respective incorporation or formation document, memorandum of association, bylaws, articles of association, company or operating agreement, or other constitutional documents (collectively, “Constitutional Documents”).

3.11 Litigation and Audits. Except for any demand or similar letter, action, suit or proceeding set forth on Schedule 3.11, (a) to the Company’s Knowledge, there is no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary pending or threatened; (b) to the Company’s Knowledge, no Governmental Entity has informed the Company that it intends to conduct an investigation with respect to the Company or any Company Subsidiary; (c) there is no demand or similar letter, action, suit, arbitration or proceeding pending or, to the Company’s Knowledge, threatened against or involving the Company or any Company Subsidiary, or any of their respective assets or properties; and (d) to the Company’s Knowledge, there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

3.12 Tax Matters.

3.12.1 Filing of Returns. Each of the Company and each Company Subsidiary has prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that such Company or Company Subsidiary is required to file on or prior to the Closing, and all such returns are correct and complete in all respects. No claim has been made by any Governmental Entity in a jurisdiction (domestic or foreign) where the Company or any Company Subsidiary does not file returns in respect of Taxes that the Company or such Company Subsidiary is or may be subject to taxation in such jurisdiction.

3.12.2 Payment of Taxes. Each of the Company and the Company Subsidiaries has paid in full all Taxes due on or before the Closing. In the case of Taxes that may be owing with respect to prior periods for which no return was filed, or Taxes accruing for the period ending (or in the case of Straddle Period Taxes, deemed to have accrued) on or before the Closing that are not due on or before the Closing, each of the Company and each Company Subsidiary has made adequate provision in its books and records and on the face of its financial statements (rather than in any notes thereto) for such payment. There are no Encumbrances on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Since December 31, 2000, none of the Company or the Company Subsidiaries has incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business. There is no dispute or claim concerning any Tax Liability of any of the Company or the Company Subsidiaries claimed or raised by any Governmental Entity.

3.12.3 Withholding. Each of the Company and the Company Subsidiaries has either withheld from each payment made or owing to any of its respective current or former employees, officers, directors, independent contractors, creditors, shareholders, members or other third party, including in respect to any options to purchase Common Stock exercised by such Persons in connection with the Transactions, all amounts required by Applicable Laws to be withheld or has provided for amounts not withheld in the provision for Taxes described in Section 3.12.2, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. All Forms W-2 and 1099 and similar documents required to be filed with respect to amounts withheld by or on behalf of any of the Company or the Company Subsidiaries have been properly completed and timely filed. No portion of the Merger Consideration is subject to the Tax withholding provision of Section 3406 or Subchapter A of Chapter 3 of the Code or of any other Tax law.

3.12.4 Assessments. There are no assessments of the Company or any Company Subsidiary with respect to Taxes that have been issued and are outstanding. Since December 31, 2000, no Governmental Entity has examined or audited the Company or any Company Subsidiary in respect of Taxes. Except as set forth on Schedule 3.12.4, since December 31, 2000, none of the Company or the Company Subsidiaries has received any notice from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, or (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed. None of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extensions of the period of assessment or collection of any Taxes. Schedule 3.12.4 contains a list of all jurisdictions in which the Company or a Company Subsidiary is or may be required to file any Tax Return. No reasonable basis exists for a claim to be made by any Governmental Entity in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation by, or be required to file Tax Returns in, that jurisdiction.

3.12.5 Access to Returns. Buyer has been provided with a copy of or access to all federal, state, local, provincial and foreign Tax returns filed by the Company or any Company Subsidiary since January 1, 2000. Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company or any Company Subsidiary by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full. Schedule 3.12.5 sets forth the amounts of the net operating loss carryovers, tax credit carryovers, and the tax basis of assets as of December 30, 2007, with respect to the Company and each Company Subsidiary.

3.12.6 Compensation Deductions. None of the Company or the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, provincial or foreign law) or (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local, provincial or foreign Tax law).

3.12.7 Affiliated Group. Each of the Company and the Company Subsidiaries is not and has not been a member of an affiliated group filing a consolidated federal income tax return other than the group the common parent of which is the Company. Each of the Company and the Company Subsidiaries has no Liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, provincial or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Company Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person.

3.12.8 No Tax Agreements. Each of the Company and the Company Subsidiaries is not and never has been a party to or otherwise bound by any tax sharing or similar agreement. No rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any Government Entity with respect to the Company or any Company Subsidiary.

3.12.9 Certain Income Items and Deductions. Except as set forth on Schedule 3.12.9, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) change in method of accounting for a taxable period ending on or prior to the Closing Date, provided, however, that a change by the Company or any Company Subsidiary from the cash method of accounting for Tax reporting purposes to the accrual method of accounting for Tax reporting purposes upon or after consummation of the Merger shall not constitute a misrepresentation or inaccuracy in, or breach of, this Section 3.12.9(a);

(b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law) executed on or prior to the Closing Date;

(c) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law);

(d) installment sale or open transaction disposition made on or prior to the Closing Date; or

(e) prepaid amount received on or prior to the Closing Date.

3.12.10 Certain Stock Distributions. The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.12.11 Code Section 382 Ownership Change. None of the Company or any Company Subsidiary has undergone a Code Section 382 ownership change since 2000.

3.12.12 Unclaimed Property. None of the Company or any Company Subsidiary has any assets that may constitute unclaimed property under Applicable Laws. Without limiting the generality of the foregoing, the Company and each Company Subsidiary has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Laws, remit such unclaimed property to the respective Government Entity. The records of each of the Company and each Company Subsidiary are adequate to permit Governmental Entities or outside auditors to confirm the foregoing representation and warranty.

3.12.13 Company Subsidiary Status. No Company Subsidiary has ever been treated as other than a disregarded entity for federal, state, local or foreign income Tax purposes when and if considered to be owned solely by one Person for such purposes or other than as a partnership for any of such Tax purposes when and if considered to be owned by more than one Person for any of such Tax purposes. No Company Subsidiary has ever been treated as, or elected to be treated as, a corporation for federal, state, local or foreign Tax purposes. At any time that any Company Subsidiary was considered to be owned by more than one Person for federal, state, local or foreign income Tax purposes, all allocations of income, gain, loss, deduction or credit made or to be made pursuant to the limited liability company operating agreement or similar document that applied or currently applies to such Company Subsidiary had or will have, as applicable, substantial economic effect as determined pursuant to Code Section 704(b).

3.12.14 Miscellaneous. Neither the Company nor any Company Subsidiary (i) has engaged in any reportable transaction within the meaning of Code Sections 6111 and 6112; (ii) is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iii) except as set forth on Schedule 3.12.14, is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for Federal income tax purposes;

or (iv) has entered into any sale leaseback or any leveraged lease transaction. Each of the Company and Company Subsidiaries has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.13 Employee Benefit Plans.

3.13.1 List of Plans. Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any Persons employed by the Company or any Company Subsidiary or in which any Person employed by the Company or any Company Subsidiary is eligible to participate and which is currently maintained or contributed to by the Company, any Company Subsidiary or any of their respective ERISA Affiliates, or with respect to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates have any Liability (collectively, the “Company Plans”). The Company has made available to Buyer complete copies, as of the date hereof, of all of the current Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has provided to Buyer complete copies of current plan summaries, employee booklets, personnel manuals, service and trust agreements regarding health and welfare and retirement benefits, and other material documents relating to the terms of the Company Plans that are in the possession of the Company or any Company Subsidiary as of the date hereof. Each of the Company, Company Subsidiaries and their respective ERISA Affiliates does not have and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2 ERISA. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary has incurred any “withdrawal liability” calculated under ERISA Section 4211 and there has been no event or circumstance that would cause any of them to incur any such liability. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights and no written or oral representations have been made to any employee, officer, or former employee promising or guaranteeing any coverage under any “employee welfare plan” (as defined in ERISA Section 3(1)) for any period of time beyond the end of a plan year. No employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Company, any Company Subsidiary or any of their respective ERISA Affiliates that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company, any Company Subsidiary or any of their respective ERISA Affiliates. With respect to all the Company Plans, the Company, and to the Company’s Knowledge, every

Company Subsidiary and every ERISA Affiliate of any of the Company or the Company Subsidiaries is in material compliance with all material requirements prescribed by all Applicable Laws (including any requirement that a plan be invested primarily in employer securities within the meaning of the Code and ERISA), and has in all material respects performed all obligations required to be performed by it, and has been operated and administered in a manner that is in material compliance with all Applicable Laws and its terms and conditions. Neither the Company, nor, to the Company’s Knowledge , any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975, or has breached any fiduciary obligation, which could subject the Company, any Company Subsidiary or any of their respective ERISA Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Code Section 4975 or any other Liability, and the Transactions will not cause or result in any such “prohibited transactions” or breach of fiduciary responsibility. Neither the Company Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Code Section 412 and regulations issued thereunder, whether or not waived.

3.13.3 Plan Determinations. Each Company Plan intended to qualify under Code Section 401(a) has been determined by the Internal Revenue Service (“IRS”) to so qualify and is so qualified, and the trusts created thereunder have been determined to be exempt from Tax under Code Section 501(a) and are so exempt; copies of all determination letters that have been received by the Company have been made available to Buyer, and neither the Company, or to the Company’s Knowledge, any Company Subsidiary has taken any action, or received any notification of any action taken by any other Person since the date of such determination letters that might reasonably be expected to cause the loss of such qualification or exemption. With respect to each Company Plan that is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been timely made.

3.13.4 Funding. Except as set forth on Schedule 3.13.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Company Plan;

(c) no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in material compliance with the provisions of COBRA and any applicable, similar state law;

(e) with respect to any Company Plan that is qualified under Code Section 401(k) (each and collectively, “401(k) Plan(s)”), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any Liability (except Liability for funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Laws; and

(f) If any Company Plan is terminated immediately prior to or after Closing, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates would incur any Liability for any unfunded obligation under any such Company Plan.

3.13.5 Certain Other Matters. Except as reserved for on the Company Balance Sheet or the Final Closing Balance Sheet, neither the Company nor any Company Subsidiary has any material Liability and none of the Company or any Company Subsidiary will have material Liability or would reasonably be expected to have material Liability, with regard to any Company Plan, including any Liability as a result of any failure of non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to Applicable Law, including the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to any Company Plan have been segregated from the general assets of the Company and Company Subsidiaries, and deposited into the trust(s) established pursuant to the Company Plan in a timely manner in accordance with Applicable Laws, including the “plan asset” regulations of the Department of Labor.

3.13.6 Welfare Plans. With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (a) each Welfare Plan for which contributions are claimed by the Company or any Company Subsidiary as deductions under any provision of the Code is in compliance with all applicable requirements entitling the Company or Company Subsidiary to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Code Section 419) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section 4976(b)) that would result in the imposition of a Tax under Code Section 4976(a), (c) any Company Plan that is a group health plan (within the meaning of Code Section 4980B(g)(2)) complies, in material respects, with all of the applicable requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except for severance benefits or as required by Applicable Laws, and neither the Company, any Company Subsidiary nor any ERISA Affiliate of any of the Company or Company Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other

Person, except for severance benefits or to the extent required by Applicable Laws. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract except for benefits under any cafeteria plan or flexible spending arrangement. Except as set forth on Schedule 3.13.6, each Company Plan is amendable and terminable unilaterally by the Company or any Company Subsidiary, as the case may be, at any time without material Liability to the Company or any Company Subsidiary as a result thereof except for accelerated vesting of benefits and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Company Subsidiary, as the case may be, from amending or terminating any such Company Plan.

3.13.7 Payments Relating to the Transactions. Except as required to comply with Applicable Law or except as set forth on Schedule 3.13.7, no Company Plan provides for, as a result of the Transactions (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other rights or benefits to any current or former officer, employee, independent contractor or director of the Company or any of the Company Subsidiaries, whether or not such payment, right or benefit, or acceleration thereof, would constitute a parachute payment within the meaning of Code Section 280G.

3.13.8 Section 409A. To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” with the meaning of Code Section 409A, such Company Plan has been operated in good faith compliance with Code Section 409A.

3.14 Employment-Related Matters.

3.14.1 Labor Relations.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company.

(b) There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge, threatened against or otherwise affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced the same.

(c) Except as has occurred in the ordinary course of business of the Company or any Company Subsidiary without any resulting material Liability of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement or group separation program at any time, nor has the Company or any Company Subsidiary planned or announced any such action or program for the future with respect to which the Company or any Company Subsidiary has any material Liability.

(d) All salaries, wages, vacation pay, bonuses, commissions and other compensation due from any of the Company or Company Subsidiaries to their respective employees before the date hereof have been paid or accrued as of the date hereof on the books and records of the Company or a Company Subsidiary.

3.14.2 Employee List. Set forth on Schedule 3.14.2 for each of the Company and each Company Subsidiary is a list containing, as of a date not more than three days prior to the date hereof, the name of each of their respective employees, whether full-time or part time, and each such employee’s position and starting employment date (the “Employee List”). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted in writing any claim or, to the Company’s Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company or any of the Company Subsidiaries of any of the current officers or employees of, or consultants to, the Company or any of the Company Subsidiaries contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information. The Company has provided to Buyer a list setting forth the salary and other compensation, as of a date not more than three days prior to the date hereof, of each employee listed on the Employee List.

3.14.3 Certain Other Labor Matters.

(a) Each of the Company and each Company Subsidiary is and has been in compliance in all respects with all laws, regulations or rules regarding termination of employees, including the WARN Act (and any similar foreign, provincial, state or local statute or regulation), the Fair Labor Standards Act, as well as any termination notice or severance mandated by statute or civil or common law and, except as set forth on Schedule 3.14.3(a), neither the Company nor any Company Subsidiary is subject to any pending claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the Company’s Knowledge or the Principal Shareholders’ Knowledge, threatened, or any litigation, actual or, to the Company’s Knowledge threatened, relating to employment or termination of employment of any employee or consultant.

(b) Each of the Company and each Company Subsidiary is in compliance in all respects with all Applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment, including the Service Contract Act of 1965, as amended (and any similar foreign, provincial, state or local statute or regulations); there are no material charges with respect to or relating to any of the Company or any Company Subsidiary pending or, to the Company’s Knowledge, threatened, before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, and to the Company’s Knowledge, there is no basis for any such charges; and neither the Company nor any of the Company Subsidiaries has received any notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any of the Company or Company Subsidiaries and no such investigation is in progress.

(c) Without limiting the generality of the foregoing, there are no claims, complaints, suits, civil actions, administrative charges, arbitration or other proceedings, pending, or to the Company’s Knowledge, threatened, against any of the Company, any Company

Subsidiary or any employee of any of them relating to discrimination, harassment or retaliation based on sex under Title VII of the Civil Rights Act of 1964 or any state equivalent, and to the Company’s Knowledge, there exist no circumstances or facts that could reasonably be expected to give rise to or result in any such claim, complaint, suit, action, charge, arbitration or other proceeding.

(d) To the Company’s Knowledge, (i) no claims for unpaid wages or occupational injury claims of any employee of the Company or any Company Subsidiary have not been reported to any applicable Governmental Entity, or have been knowingly concealed or misrepresented by the Company or any Company Subsidiary, and (ii) there is no work environment or environmental condition in the workplace of the Company or Company Subsidiaries that has caused a workplace injury and that has not yet been remediated.

3.15 Environmental.

3.15.1 Environmental Laws. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the Company’s Knowledge, there are no circumstances that may prevent or interfere with future compliance by the Company and Company Subsidiaries with all Environmental Laws; (d) all Permits and other Governmental Entity authorizations currently held by the Company or any Company Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and the Company Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations pursuant to the Environmental Laws are required by the Company or any Company Subsidiary for the conduct of their respective businesses on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by each of the Company and each Company Subsidiary of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.15.2 Environmental Claims. There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against or involving the Company or any Company Subsidiary or against any Person whose Liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.15.3 No Basis for Claims. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, there are no past or current actions or activities by the Company or any Company Subsidiary, or, to the Company’s Knowledge, any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company or any Company Subsidiary or any other Person, that could reasonably form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person whose Liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether or not caused by the Company or any Company Subsidiary related to the premises at any time occupied by the Company or any Company Subsidiary. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has received any notices, demands, requests for information, or investigations pertaining to its compliance with or Liability under Environmental Law, nor pertaining to its storage, treatment, release, emission, discharge, disposal or arrangement for disposal or arrangement for disposal of any Materials of Environmental Concern, nor, to the Company’s Knowledge, are any such notices, demands, requests for information or investigations threatened.

3.15.4 Disclosure of Information. The Company has made, and during the Pre-Closing Period will continue to make, available to Buyer all environmental investigations, studies, audits, tests, reviews and other analyses conducted by or on behalf of the Company or any Company Subsidiary in relation to Environmental Laws or Materials of Environmental Concern pertaining to the Company, any Company Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary that are in the possession, custody, or control of the Company or any Company Subsidiary.

3.15.5 Encumbrances. No Encumbrance relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets owned, leased or operated by the Company or any Company Subsidiary.

3.15.6 Transportation of Materials of Environmental Concern. Since December 31, 2000, none of the Company or Company Subsidiaries has used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company, any Company Subsidiary or any other Person, in violation of any Environmental Laws, and to the Company’s Knowledge, there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

3.16 No Broker’s or Finder’s Fees. Except as set forth on Schedule 3.16, neither the Company nor any Company Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other similar Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company or any Company Subsidiary to be so obligated.

3.17 Assets Other Than Real Property.

3.17.1 Title. The Company and the Company Subsidiaries have good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the

Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.17.1.

3.17.2 Closing Date Assets.

(a) As of the Closing Date, the Company and the Company Subsidiaries will have good and marketable title to all of their respective assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Schedule 3.17.2(b) lists all tangible personal property (other than Inventory) that is owned or leased by the Company or any Company Subsidiary and the location thereof as of December 31, 2007. All of such personal property is in good operating condition, subject to ordinary wear and tear.

(c) Each of the Company’s and each Company Subsidiary’s properties, assets and rights are all the properties, assets and rights that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company and each Company Subsidiary, of their respective businesses.

(d) Schedule 3.17.2(d) contains a complete and correct list as of December 31, 2007 of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company or any Company Subsidiary could be held accountable under, the Government Contracts, and such Governmental Entity-owned property and Government Entity-furnished equipment are maintained by the Company and Company Subsidiaries in accordance with government requirements.

3.17.3 Condition. All material facilities, equipment and personal property owned or leased by the Company or any Company Subsidiary and regularly used in its respective business is in good operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.18 Real Property.

3.18.1 Company Real Property. None of the Company or any Company Subsidiary owns or has ever owned any real property.

3.18.2 Company Leases. Schedule 3.18.2 lists all of the leases of real property to which the Company or any Company Subsidiary is a party (the “Company Leases”). Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.18.2) have been made available by the Company to Buyer. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances). No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company.

3.18.3 Condition. All leasehold improvements and fixtures, or parts thereof, used by the Company or any Company Subsidiary in the conduct of its respective business are in reasonably good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are required pursuant to the Company Leases to be insured by third Persons.

3.19 Contracts, Agreements and Commitments.

3.19.1 Company Contracts. Schedule 3.19.1 sets forth a list of all Material Company Contracts. “Material Company Contracts” means any and all of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound.

(a) any Company Plans;

(b) any employment Contract with any current employee, officer or director (or any former employee, officer, director or consultant to the extent there remain obligations to be performed by the Company or any Company Subsidiary);

(c) any Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company or any Company Subsidiary has agreed upon the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

(d) any Contract of guarantee of the debts, liabilities or obligations of a Person other than a Company Subsidiary, or Contract pursuant to which the Company or any Company Subsidiary remains obligated for indemnification;

(e) any Contract containing a covenant limiting or purporting to limit the freedom of the Company or any Company Subsidiary to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease (including the Company Leases) under which the Company or any Company Subsidiary is lessee;

(g) any joint venture or similar Contract;

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to the Company or any Company Subsidiary or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $35,000 or more;

(i) any license Contract, either as licensor or licensee, involving payments (including past payments) of $35,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

(j) any Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k) any Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company or any Company Subsidiary;

(l) any Contract for the sale by the Company or any Company Subsidiary of materials, products, services or supplies that involves future payments to the Company or any Company Subsidiary of more than $35,000;

(m) any Contract for the purchase by the Company or any Company Subsidiary of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company or any Company Subsidiary to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon fewer than 30 days’ notice or (ii) was not entered into in the ordinary course of business;

(n) any Contract or arrangement with any third Person for such third party to develop any intellectual property currently used or planned to be used in the Company’s business or the business of any Company Subsidiary;

(o) any Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any Company Subsidiary that involves future payments by it of more than $35,000;

(p) any Contract or commitment to which current directors, officers or Affiliates of the Company or any Company Subsidiary (or directors or officers of an Affiliate of the Company or any Company Subsidiary) are also parties;

(q) any Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any Company Subsidiary of more than $35,000, other than the Company Leases;

(r) hedging or similar Contracts;

(s) Contracts by and between the Company or any Company Subsidiary and Persons with whom the Company or any Company Subsidiary is not dealing at arm’s length;

(t) any Contract not described above that was not made in the ordinary course of business; or

(u) any Contract not described above that provides for any continuing or future obligation of the Company or any Company Subsidiary, involving Liability of the Company or any Company Subsidiary of more than $35,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation.

3.19.2 Status of Contracts. Except as otherwise disclosed on Schedule 3.19.2:

(a) all Material Company Contracts are in full force and effect and are valid and binding on the Company and the Company Subsidiaries, as applicable, and on the other parties thereto, and neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other party thereto, has breached any provision of, or defaulted under the terms of any such Contract except for breaches or defaults that are not material or have been cured or waived;

(b) a true and complete copy of each written Material Company Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Material Company Contract has been delivered or made available to Buyer;

(c) there are no oral modifications or amendments to any of the Material Company Contracts;

(d) neither the Company nor any Company Subsidiary has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Material Company Contracts, nor, to the Company’s Knowledge, has any such action been threatened or asserted;

(e) there are no Material Company Contracts, including the Material Company Contracts listed on Schedule 3.19.2(e), which (i) upon execution, contemplated any potential aggregate payment obligations thereunder of $250,000 or more and (ii) as of the date hereof, have a backlog for the provision of goods or services by the Company or any of the Company Subsidiaries of at least $50,000, that include a liquidated damages clause or unlimited liability by the Company or any of the Company Subsidiaries, or liability for consequential damages;

(f) there are no Material Company Contracts for the provision of goods or services by the Company or any of the Company Subsidiaries that require the Company or the applicable Company Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee; and

(g) no party to a Material Company Contract has notified either the Company or any Company Subsidiary, that the Company or any Company Subsidiary has breached or violated any Law or any certification, representation, clause, provision or requirement of any Material Company Contract.

3.19.3 Consents. Schedule 3.19.3 identifies each Material Company Contract under which the Consent of, or notice to, a third Person is required to consummate, or otherwise in connection with, the Closing and all such Consents and notices will be obtained and given as required.

3.19.4 Other Work Arrangements. Except as set forth on Schedule 3.19.4, as of December 31, 2007 neither the Company nor any Company Subsidiary is performing any work or services for any third party prior to the execution of a written Contract setting forth the terms and conditions relating to such work or services. The Company has provided Buyer with a description of all work referred to on Schedule 3.19.4.

3.20 Intellectual Property.

3.20.1 Right to Intellectual Property. Except as set forth on Schedule 3.20.1, the Company by itself or through one of the Company Subsidiaries owns, controls, or has, rights to use without making any future payment to others or granting any future rights to others in exchange therefor, all patents, trademarks, trade names, service marks, copyrights, and the subject matter of any pending applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in source code or object code form), including all proprietary databases, analytical models and any other statistical or analytical software tools (collectively, “Proprietary Analytics”) and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of any of the Company or any Company Subsidiary as currently conducted or proposed to be conducted collectively, (the “Company Proprietary Rights”). Any software and other intellectual property not owned by but used in the business of the Company or any Company Subsidiary has been acquired and used by the Company or Company Subsidiary, as the case may be, on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such software or other intellectual property, free and clear of any claims or rights of any third parties. Neither the Company nor any Company Subsidiary is in breach of any of the terms and conditions of any such license nor has the Company or Company Subsidiary been infringing upon any rights of any third parties in connection with its acquisition or use of the software or other intellectual property.

3.20.2 No Conflict.

(a) Set forth on Schedule 3.20.2 is a complete list of the Proprietary Analytics and all patents, trademarks, copyrights, trade names and service marks, in each case owned by the Company and registered or filed with any governmental body, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b) None of the Company’s or any Company Subsidiary’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor, to the Company’s Knowledge, has the Company nor any Company Subsidiary been requested to make any such registration.

(c) Neither the Company nor any Company Subsidiary is in violation of any license, sublicense or other Contract described on Schedule 3.19.1(i) except such violations as do not materially impair the Company’s or any Company Subsidiary’s rights under such license, sublicense or agreement.

(d) To the Company’s Knowledge, the execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will neither cause the

Company nor any Company Subsidiary to be in violation or default under any such license, sublicense or other Contract described on Schedule 3.19.1(i), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or other Contract.

(e) Except as set forth on Schedule 3.20.2(e), no claims with respect to the Company’s or any Company Subsidiary’s infringement of the Company Proprietary Rights have been asserted or, to the Company’s Knowledge, threatened by any Person.

(f) Except as set forth on Schedule 3.20.2(f), all registered trademarks and service marks owned by the Company or any Company Subsidiary are valid and subsisting in the jurisdictions in which they have been filed.

(g) To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party except such use, infringement or misappropriation that does not have a material effect on the operation of the business of the Company.

(h) To the Company’s Knowledge, no Company Proprietary Right or currently marketed product of the Company or any Company Subsidiary is subject to any outstanding government decree, order, judgment, or stipulation restricting in any material manner the licensing thereof by the Company or any Company Subsidiary as currently licensed by the Company or any Company Subsidiary.

(i) Except as set forth on Schedule 3.20.2(i), neither the Company nor any Company Subsidiary has entered into any agreement under which the Company or any Company Subsidiary is restricted from selling, licensing or otherwise distributing any of its currently distributed products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.20.3 Employee Agreements. Except as set forth on Schedule 3.20.3, each employee, officer and consultant of the Company or any Company Subsidiary has executed an agreement with respect to confidentiality and non-competition in the forms previously provided to Buyer. To the Company’s Knowledge, as of the date of this Agreement, no employee, officer or consultant of the Company or any Company Subsidiary is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any Company Subsidiary or any previous employer.

3.21 Insurance Contracts. Schedule 3.21 lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company or any Company Subsidiary (collectively, the “Company Insurance Contracts”). Except as set forth on Schedule 3.21, the Company has at all times since December 31, 1999, maintained an insurance policy of at least $1 million in coverage specifically applicable to the performance of fiduciary duties with respect to the Company’s Employee Stock Ownership Plan (“ESOP”), which is in addition to coverage applicable to defense costs. All of the Company Insurance Contracts are in full force and effect and, to the Company’s Knowledge, there are no defaults thereunder by the Company or any

Company Subsidiary that could permit the insurer to deny payment of claims thereunder. Except as set forth on Schedule 3.21, to the Company’s Knowledge, as of the date hereof, neither the Company nor any Company Subsidiary has received written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms and conditions as currently in effect. Neither the Company nor any Company Subsidiary has given or, to the Company’s Knowledge, received a written notice of cancellation with respect to any of the Company Insurance Contracts.

3.22 Banking Relationships. Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which the Company or any Company Subsidiary has accounts, lines of credit, letters of credit, credit card programs or safety deposit boxes and, with respect to each account, line of credit, letters of credit, credit card programs or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.23 Absence of Certain Relationships. Except as set forth on Schedule 3.23, to the Company’s Knowledge, none of (a) the Company or any Company Subsidiary, (b) any officer of the Company or any Company Subsidiary, (c) the Principal Shareholders or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.23, has any ownership, financial or employment interest in any subcontractor, supplier, or customer of, or any other Person doing business with, the Company or any Company Subsidiary (other than holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

3.24 Foreign Corrupt Practices; Export Compliance.

3.24.1 Foreign Corrupt Practices. Neither the Company, nor any Company Subsidiary nor any Affiliate of the Company or any Company Subsidiary, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither the Company, nor any Company Subsidiary nor any Affiliate of the Company or any Company Subsidiary, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain preferential treatment in securing business, (ii) to pay for preferential treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Company Subsidiary.

3.24.2 Export Compliance.

(a) The Company has complied, in all respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act

(“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the U.S. Department of the Treasury, Office of Foreign Assets Control, U.S./Canada Joint Certification Program and U.S. Customs requirements, including the various laws and regulations enforced by the U.S. Department of Homeland Security, Customs & Border Protection.

(b) The Company, the Company Subsidiaries and the officers and directors of each of them are not the subject of any indictment for nor have they been convicted of violating the FCPA or any of the statutes or regulations referenced in Section 3.24.2(a), nor are they ineligible to contract with, or to receive a license or other approval to export or import articles or services subject to U.S. export control statutes and regulations from, or to receive an export license or other approval from, any agency of the United States Government.

3.25 Government Contracts.

3.25.1 Generally. Each Government Contract is listed on Schedule 3.25.1(a) and identified as a Government Contract. Also listed on Schedule 3.25.1(a) and identified as a Government Bid is each outstanding quotation bid or proposal for a Government Contract involving the Company’s or any Company Subsidiary’s business that has not been accepted or rejected for a contract award as of December 31, 2007. Listed on Schedule 3.25.1(b) is each Government Contract under which, to the Company’s Knowledge, the Company or any Company Subsidiary currently is experiencing, or is likely to experience in any material respect either cost, schedule, technical or quality problems.

3.25.2 Bids and Awards. To the Company’s Knowledge, (a) each Government Contract was legally awarded, (b) no Government Contract (or, where applicable, the prime contract with the Governmental Entity under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (c) no Government Contract (or, where applicable, the prime contract with the Governmental Entity under which such Government Contract was awarded) is reasonably likely to become the subject of bid or award protest proceedings. Except as set forth on Schedule 3.25.2, to the Company’s Knowledge, no facts exist that could give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price of any Government Contracts.

3.25.3 Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. Each of the Company and each Company Subsidiary has complied in all materials respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act (and any similar state or local statute or regulation), the Federal Acquisition Regulation (the “FAR”) (and any similar state or local statute or regulation), the FAR cost principles (and any similar state or local statute or regulation), all applicable FAR Supplements, including the DFARS, and the Cost Accounting Standards (“CAS”) (and any similar state or local statute or regulation). To the Company’s Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law. To the Company’s Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission. To the Company’s Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. To the Company’s Knowledge, no facts exist that could reasonably be expected to give rise to Liability to the Company or any Company Subsidiary under the False Claims Act (or under any similar state or local statute or regulation) that could reasonably be expected to result in a material Company Liability. Except as described in Schedule 3.25.3, neither the Company nor any Company Subsidiary has undergone, or is undergoing, any, audit, review, inspection, investigation, survey or examination of records relating to any Government Contract (where such audit or such other activity is either outside the ordinary course of business or would reasonably be expected to result in a material Company Liability). No audit, review, inspection, investigation, survey or examination of records described in Schedule 3.25.3 has revealed any fact, occurrence, or practice that would reasonably be expected to affect in any adverse manner the assets, business or financial statements of the Company or any Company Subsidiary, or their respective continued eligibility to receive and perform Government Contracts. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Company’s Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.

3.25.4 Disputes, Claims and Litigation. Except as described in Schedule 3.25.4, to the Company’s Knowledge, there are neither any outstanding claims nor disputes against the Company nor any Company Subsidiary relating to any Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule 3.25.4, to the Company’s Knowledge, there are neither any outstanding claims or disputes relating to any Government Contract that, if resolved unfavorably to the Company or any Company Subsidiary, would increase by five percent or more the cost of the Company and Company Subsidiaries to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and Company Subsidiaries and delivered to Buyer for the Government Contract, nor any reasonably foreseeable expenditures that would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above. Neither the Company nor any Company Subsidiary has been, or is currently under, any administrative, civil or criminal investigation or indictment disclosed to the Company or any Company Subsidiary involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge, there is no basis for any such investigation or indictment. Neither the Company nor any Company Subsidiary has been, or is currently, a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government

Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge, there is no basis for any such proceeding. Except as described in Schedule 3.25.4, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company or any Company Subsidiary under a Government Contract. Except as described in Schedule 3.25.4, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by the Company or any Company Subsidiary under any Government Contract, and to the Company’s Knowledge, there is no fact or occurrence that could be a basis for disallowing any such costs.

3.25.5 Sanctions. Neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company or any Company Subsidiary, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification. Neither the Company nor any Company Subsidiary has received any show cause, cure, deficiency, default or similar notices relating to any Government Contract. Neither the Company, nor any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary nor, to the Company’s Knowledge, any consultant or Affiliate of the Company or any Company Subsidiary has been or is currently suspended, debarred or, to the Company’s Knowledge, proposed for suspension or debarment from any Governmental Entity contracting, and to the Company’s Knowledge, no facts exist that could cause or give rise to such suspension or debarment or proposed suspension or debarment. To the Company’s Knowledge, no determination of non-responsibility has ever been issued against the Company or any Company Subsidiary with respect to any quotation, bid or proposal for a Government Contract.

3.25.6 Terminations. Except as set forth on Schedule 3.25.6, no Company Government Contract relating to the Company’s or any Company Subsidiary’s business has been terminated for default or convenience since December 31, 2000. Neither the Company nor any Company Subsidiary has received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or for convenience.

3.25.7 Within the Scope. Except as set forth in Schedule 3.25.7, to the Company’s Knowledge;

(a) neither the Company nor any Company Subsidiary is a party, and since December 31, 2000, has been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not clearly described in the statement of work contained in the multiple award schedule contract or other Contract with any Governmental Entity under which the task order or delivery order was issued;

(b) neither the Company nor any Company Subsidiary sells, and since December 31, 2000, has sold, any goods or services to any Government Entity that are, or were,

not clearly described in the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the Government Entity; and

(c) there has been no allegation, charge, finding, investigation or report (internal or external to the Company) to the effect that the Company or any Company Subsidiary has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a Government Entity under the circumstances described in clause (b) above.

3.25.8 Assignments. Except as set forth on Schedule 3.25.8, neither the Company nor any Company Subsidiary has made any assignment of any Government Contract or of any right, title or interest in or to any Company Government Contract to any Person. Neither the Company nor any Company Subsidiary has entered into any financing arrangements with respect to the performance of any Government Contract.

3.25.9 National Security Obligations. Each of the Company and each Company Subsidiary is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995) (“NISPOM”), and any supplements, amendments or revised editions thereof.

3.25.10 No Contingent Fees. No facts, events or other circumstances exist that violate or otherwise constitute a basis on which any Governmental Entity or any other Person might reasonably claim to violate the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. §1506, 41 U.S.C. §254 or FAR 52.303-5 (or similar state or local statute or regulation).

3.25.11 At Risk. Except as set forth on Schedule 3.25.11, neither the Company nor any Company Subsidiary is performing “at risk” for an amount in excess of $35,000 under any Government Contract or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or in excess of $140,000 on an aggregate basis with respect to such “at risk” work, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting any Governmental Entity’s liability on any Government Contract.

3.26 Power of Attorney. Neither the Company nor any Company Subsidiary has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Transactions) to any Person for any purpose whatsoever with respect to the Company or any Company Subsidiary.

3.27 Customers. Except as set forth on Schedule 3.27, since the Balance Sheet Date, to the Company’s Knowledge or the Principal Shareholders’ Knowledge, no customer of the Company or any of the Company Subsidiaries has informed the Company that it shall stop using, or materially decrease its use of, the services of the Company or such Company Subsidiary.

3.28 SEC Report Disclosures. With respect to any disclosure set forth in a registration statement, proxy statement or other report filed with the SEC or similar agency of any state or foreign country (each an “SEC Report”) that has been included upon the authority of the Company or any Company Subsidiary as an expert, such disclosure was true, complete and correct in all material respects as of the date such SEC Report in which the disclosure is contained was filed with the SEC or similar agency of any state or foreign country, and such disclosure did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any SEC Report subsequently filed with the SEC or similar agency of any state or foreign country prior to the date hereof.

3.29 Cumulative Exceptions. The exceptions and qualifications to the representations and warranties in this Article 3 that are based upon such exceptions and qualifications not being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect, or any similar exception or qualification (collectively, “Materiality Qualifications”), have not and will not, individually or in the aggregate, have a Company Material Adverse effect.

ARTICLE 3.A

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL

SHAREHOLDERS

Each of the Principal Shareholders, individually and not jointly, represents and warrants to Buyer and Buyer’s Parent with respect to such Principal Shareholder as follows:

3.A.1 Power and Authority. Such Principal Shareholder has full power and authority to execute and perform this Agreement.

3.A.2 Enforceability. This Agreement has been duly executed and delivered by such Principal Shareholder and constitutes a legal, valid and binding agreement of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms.

3.A.3 Consents. No Governmental Authorization is required for the execution and delivery of this Agreement by such Principal Shareholder or in connection with the consummation by such Principal Shareholder of the Transactions.

3.A.4 Conflicts Under Contracts. Such Principal Shareholder is not a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which the execution, delivery and performance by such Principal Shareholder of this Agreement and the consummation of the Transactions by such Principal Shareholder will require a consent, approval, or notice or result in a lien on the Shares owned by such Principal Shareholder.

3.A.5 Title to Stock. Such Principal Shareholder owns the number of shares of Common Stock listed opposite such Principal Shareholder’s name on Schedule 3.2.1, free and clear of all Encumbrances, other than (a) agreements between the Company and the Principal Shareholders that will be terminated as of the Closing and (b) the consents of such Principal

Shareholder’s Spouse or domestic partner, if any, to the extent required by Applicable Laws. Any consent referenced in the immediately preceding sentence that will be required in connection with the consummation of the Closing and the Merger will be obtained before, and in full force and effect as of, consummation of the Closing and the Merger.

3.A.6 No Broker’s or Finder’s Fees. Except as set forth on Schedule 3A.6, neither such Principal Shareholder nor any of his, her or its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other similar Person in connection with the Transactions, and giving effect to the consummation of the Closing will not cause such Principal Shareholder, such Affiliates, the Company or any Company Subsidiary to be so obligated.

3.A.7 Power of Attorney. Such Principal Shareholder has not given any irrevocable power of attorney (other than pursuant to Section 6.12 or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Transactions) to any Person for any purpose whatsoever with respect to the Company or any of the Company Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER’S PARENT AND

MERGER SUB

Buyer, Buyer’s Parent and Merger Sub represent and warrant to the Shareholders as follows:

4.1 Corporate Status of Buyer, Parent and Merger Sub. Each of Buyer, Buyer’s Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Buyer. Each of Buyer, Buyer’s Parent and Merger Sub has the corporate power and authority to enter into this Agreement, to consummate its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer’s, Buyer’s Parent’s and Merger Sub’s respective board of directors and no other corporate proceedings on the part of Buyer, Buyer’s Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer, Buyer’s Parent or Merger Sub have been or, when executed and delivered, will be duly executed and delivered by Buyer, Buyer’s Parent or Merger Sub as the case may be, and constitute valid and binding obligations of Buyer, Buyer’s Parent or Merger Sub as the case may be, enforceable against Buyer, Buyer’s Parent and Merger Sub, respectively, in accordance with their terms.

4.2.2 No Conflict. Neither execution and delivery of this Agreement or the other agreements contemplated hereby by Buyer, Buyer’s Parent and Merger Sub nor the performance by Buyer, Buyer’s Parent and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by Buyer, Buyer’s Parent and Merger Sub of the Transactions will (a) conflict with or result in a violation of any provision of Buyer’s, Buyer’s Parent’s or Merger Sub’s certificate or, as the case may be, articles of incorporation or bylaws, or (b) except for the Consent of lenders referenced in Section 7.2.24, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer, Buyer’s Parent or Merger Sub is a party or by which any of them or any of their respective assets or properties is bound or which is applicable to Buyer, Buyer’s Parent or Merger Sub or any of its assets or properties. No Governmental Authorization is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby by Buyer, Buyer’s Parent and Merger Sub or the consummation by Buyer, Buyer’s Parent and Merger Sub of the Transactions, except for such consents, authorizations, filings, approvals and registrations that if not obtained or made, would not have a Buyer Material Adverse Effect.

4.3 Compliance with Applicable Laws. Each of Buyer, Buyer’s Parent and Merger Sub is in compliance in all material respects with all Applicable Laws.

4.4 No Adverse Litigation. Neither Buyer, Buyer’s Parent nor Merger Sub is a party to any pending litigation that seeks to enjoin or restrain or enjoin the consummation of the Transactions nor, to Buyer’s or Buyer’s Parent’s knowledge, is any such litigation overtly threatened against any of Buyer, Buyer’s Parent or Merger Sub.

4.5 Ownership of Buyer and Merger Sub. Buyer’s Parent owns (and will own at all times through and including the Effective Time) beneficially and of record all of the outstanding capital stock of Buyer and Buyer owns (and will own at all times through and including the Effective Time) beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.6 Sufficiency of Funds. Buyer’s Parent and Buyer will have, at the Effective Time, sufficient funds available to consummate the Transactions.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Company’s Business. During the period from the date hereof to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms (“Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) consistent with past practices and policies, preserve intact the Company’s and each of the Company Subsidiary’s current business organizations, keep available the services of their respective current officers and employees and preserve their respective relationships with customers, suppliers and others having business relationships with them, and (c) promptly notify Buyer of any event or occurrence that will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, during the Pre-Closing Period, the Company, except as set forth on Schedule 5.1 or as required by this Agreement, shall not, and shall cause each Company Subsidiary not to:

(a) amend their respective Organizational Documents or Constitutional Documents;

(b) declare or pay any dividends or distributions on its outstanding capital stock, except for dividends and distributions of the Company Subsidiaries to the Company, nor purchase, redeem or otherwise acquire for consideration any of its capital stock or other securities;

(c) issue or sell any of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim or Liability in excess of $25,000 in any one case or $40,000 in the aggregate, other than (i) obligations reflected on or reserved against in the Company Balance Sheet, or (ii) obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or in connection with the Transactions;

(f) except as required by Applicable Laws, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets that are material, individually or in the aggregate, to the business of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets that are material, individually or in the aggregate, to the business of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices, and (iv) equity compensation;

(j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company or any Company Subsidiary to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the Transactions or that could have or could reasonably be expected to have a Company Material Adverse Effect;

(m) amend in any material respect any agreement to which the Company or any Company Subsidiary is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $35,000 or (ii) the waiver, release, transfer or lapse of which would have or would reasonably be expected to have a Company Material Adverse Effect;

(o) take any action that would materially decrease the Closing Working Capital except that the Company may provide, in its Estimated Closing Balance Sheet, for the payment of Transaction Expenses and thereby reduce Closing Working Capital;

(p) make any change in any method of accounting or accounting practice other than changes required by Applicable Laws or required to be made so that the consolidated financial statements of the Company and the Company Subsidiaries comply with GAAP;

(q) enter into any sale/leaseback or similar transaction; or

(r) agree or otherwise commit, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2 Continuing Obligation to Inform; Update of Certain Schedules.

5.2.1 During the Pre-Closing Period, the Company shall deliver or cause to be delivered to Buyer, and Buyer shall deliver or cause to be delivered to the Company and Shareholders Representative, supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date hereof until the Effective Time. Notwithstanding the foregoing, the delivery of any such supplemental information pursuant to this Section 5.2.1 shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such supplemental information.

5.2.2 The Company shall deliver to Buyer the Schedules referenced in Sections 3.6, 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.17.1 and 3.19.4 each updated to a date not earlier than three days prior to Closing (the “Updated Disclosure Schedules”). The Updated Disclosure Schedules shall be prepared in a manner such that they clearly indicate differences between the version of such Schedules as delivered on the date of this Agreement and the Updated Disclosure Schedules. The Updated Disclosure Schedules shall not alter the representations and warranties of the Company as set forth in this Agreement, the Schedules or any certificates delivered pursuant to Section 7.2.1, and shall not limit or otherwise affect the rights and remedies available hereunder to Buyer or Buyer’s Parent or other Buyer Indemnified Parties.

5.3 Notice of Appraisal Rights. The Company will provide notice in accordance with Chapter 13 of the CGCL to the Shareholders of their appraisal rights with respect to the Merger under said Chapter 13. The Company shall promptly notify Buyer of any Shareholder who exercises his, her or its appraisal rights.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity. During the Pre-Closing Period, neither the Company nor any Principal Shareholder will, directly or indirectly, through its respective Affiliates, agents, officers or directors, solicit, initiate, or participate in discussions or negotiations, or otherwise cooperate in any way with, or provide any information to, any Person or group of Persons, or enter into any letter of intent, agreement in principle or agreement, definitive or otherwise, with respect to any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of the Common Stock or any other capital stock of the Company or any Company Subsidiary, or similar transaction involving the Company or any Company Subsidiary.

6.2 Expenses. Except as otherwise provided in Sections 6.3, 6.7 and 9.1.2 (in each case, with respect to attorneys’ fees and disbursements), each Party shall be responsible for its own costs and expenses in connection with the Transactions (“Expenses”), including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.

6.3 Indemnification.

6.3.1 Indemnification of Buyer Indemnified Parties.

(a) Subject to this Section 6.3, from and after the Closing Date, Buyer, Buyer’s Parent, the Surviving Corporation and their respective directors, officers, employees, agents, representatives, Affiliates, successor and assigns (collectively “Buyer Indemnified Parties”) shall be indemnified and held harmless by, and shall be entitled to payment and reimbursement from, the Shareholders, on a Pro Rata Basis and, except with respect to the Principal Shareholders, solely and exclusively from the Indemnity Escrow, with respect to the amount of any Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (i) (A) any breach by any Principal Shareholder of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any covenant, agreement or obligation in this Agreement to be performed on or before the Closing Date, or (B) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company or any Principal Shareholder in this Agreement or the certificates delivered pursuant to Section 7.2.1, (ii) in respect of Section 2.6.2.5(b)(i) with respect to the Working Capital Indemnity Amount, (iii) ESOP Claims and (iv) all Dissenters’ Rights Claims and Dissenters’ Rights Losses suffered, incurred or paid by any Buyer Indemnified Party.

(b) Notwithstanding anything herein to the contrary, in determining if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in this Agreement by the Company or any Principal Shareholder or a certificate given pursuant to Section 7.2.1, each such representation or warranty shall read as if (i) made by such Buyer Indemnifying Party and (ii) all Materiality Qualifications contained in any such representation or warranty shall be ignored. If there is a breach of Section 3.29, Buyer Indemnified Parties shall be entitled to indemnification for the Losses arising from the breaches of the individual representations and warranties contributing to such breach of Section 3.29 and shall not also be entitled to indemnification for such breach of Section 3.29.

6.3.2 Indemnification of Shareholder Indemnified Parties. Subject to this Section 6.3 from and after the Closing Date, the Shareholders and their respective directors, officers, employees, agents, representatives, Affiliates, successor and assigns (collectively “Shareholder Indemnified Parties”) will be indemnified and held harmless and shall be entitled to payment and reimbursement by Buyer and Buyer’s Parent with respect to the amount of any Losses suffered, incurred or paid by any Shareholder Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer or Buyer’s Parent of any covenant, agreement or obligation of Buyer or Buyer’s Parent in this Agreement to be performed after the Closing and (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Section 4.2 or in the certificate delivered pursuant to Section 7.3.1.

6.3.3 Claims for Indemnification. Upon a Person entitled to indemnification under Section 6.3 or 6.7 (“Indemnified Party”) obtaining reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand

(“Notice of Claim”) to the Party from whom indemnification is sought under Section 6.3 or 6.7 (the “Indemnifying Party”), with a copy to Shareholders Representative in the case of any Notice of Claim by a Buyer Indemnified Party. So long as the Notice of Claim is given by the Indemnified Party in the claims period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4 Defense by Indemnifying Party.

(a) If a claim or demand is asserted by a third Person against an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 Business Days of the date of receipt of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b) To the extent that one or more Shareholders as Indemnifying Parties (“Buyer Indemnifying Parties”) have the right to assume the defense of a Third Party Claim, the Shareholders Representative, on behalf of Buyer Indemnifying Parties, shall exercise such right and conduct such defense or shall elect, on behalf of Buyer Indemnifying Party, not to assume such defense, in which case Buyer Indemnifying Party shall pay the reasonable fees and expenses of counsel (such counsel to be reasonably satisfactory to the Shareholders Representative) retained by Buyer Indemnified Party in respect of the Third Party Claim. Buyer Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim at Buyer Indemnifying Parties’ expense and shall pay the reasonable fees and expenses of counsel (such counsel to be reasonably satisfactory to the Shareholders Representative) retained by Buyer Indemnified Party in respect of the Third Party Claim if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, civil action, indictment, or investigation by any Governmental Entity other than inquiries or audits in the ordinary course of business, (ii) such Third Party Claim alleges Losses in excess of the then available funds held in the Indemnity Escrow (after deducting the full amount of all pending Indemnification Claims), (iii) such Third Party Claim seeks an injunction or other equitable relief against Buyer Indemnified Party, or (iv) Shareholders Representative fails to conduct the defense of such Third Party Claim with reasonable diligence.

(c) If Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), Buyer Indemnified Party shall permit Buyer Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with Buyer Indemnified Party. Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with Buyer Indemnifying Parties consistent with the best interest of Buyer Indemnified Party.

(d) If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the

Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party’s reputation or continuing business.

(e) If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f) The reasonable fees and expenses of counsel retained by a Buyer Indemnified Party which fees and expenses a Buyer Indemnifying Party is obligated to pay pursuant to Section 6.3.4(b) and the reasonable fees and expenses of counsel chosen by an Indemnifying Party pursuant to Section 6.3.4(d)(i) are sometimes collectively referred to as “Defense Counsel Fees.”

6.3.5 Limitation on Liability for Indemnification.

6.3.5.1 Buyer Indemnity Threshold. Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 until the aggregate amount of all Losses (other than those Losses relating to any of the foregoing claims enumerated in this sentence) actually suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $100,000 (the “Buyer Indemnity Threshold”) whereupon Buyer Indemnified Parties shall be entitled to indemnification for such Losses in excess of the first $100,000 of Buyer Indemnity Threshold.

6.3.5.2 Certain Caps on Indemnification Liability. Notwithstanding anything herein to the contrary, (a) the aggregate Liability of the Shareholders to Buyer Indemnified Parties for all Indemnification Claims under this Section 6.3 and Sections 6.7 and 6.17 shall not exceed $7,500,000, (b) the aggregate Liability of Buyer and Buyer’s Parent to Shareholders Indemnified Parties for all Indemnification Claims under this Section 6.3 and 6.7 shall not exceed $7,500,000, and (c) no Principal Shareholder shall be liable, in any case, for more than such Shareholder’s Pro Rata Share of any Losses for Indemnification Claims under this Section 6.3 and Sections 6.7 and 6.17.

6.3.5.3 Requirement to Proceed Against Indemnity Escrow. In respect of any Indemnification Claims under Sections 6.3, 6.7 or 6.17, including with respect to Defense Counsel Fees, Buyer Indemnified Parties shall be required to seek payment from the Indemnity Escrow first and shall exhaust all amounts in the Indemnity Escrow before proceeding directly against any one or more Principal Shareholders. Once the Indemnity Escrow has been exhausted or distributed, and subject to the other limitations set forth in this Section 6.3, Buyer Indemnified Parties may proceed directly against any one or more Principal Shareholders in respect of Indemnification Claims under Sections 6.3, 6.7 or 6.17, including with respect to Defense Counsel Fees.

6.3.6 Claims Period and Indemnity Escrow.

(a) Except for (i) Indemnification Claims in respect of any representation or warranty in any of Sections 3.2, 3.12 or 3.13 (each and collectively, the “Specified Representations”), (ii) any ESOP Claims, (iii) Share Ownership Claims, (iv) Indemnification Claims under Section 6.7.1, and (v) Indemnification Claims based on willful misconduct or fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3, Article 3A or Article 4, or in any certificate delivered pursuant to Sections 7.2.1 or 7.3.1 must be asserted by notice on or before the first Closing Date Anniversary. Any (i) Indemnification Claims in respect of the Specified Representations, (ii) ESOP Claims, (iii) Share Ownership Claims, (iv) Indemnification Claims under Section 6.7.1, and (v) Indemnification Claims based on willful misconduct or fraud must be made before the expiration of the applicable statute of limitation for the respective claims.

(b) Any Buyer Indemnified Party entitled to payment for an Indemnification Claim under Sections 6.3 or 6.7 shall be entitled to such payment from the Indemnity Escrow on or prior to the second Closing Date Anniversary, provided that as of 5:00 p.m. Washington D.C. time on the fifth Business Day after the second Closing Date Anniversary, any remaining balance of the Indemnity Escrow, less (i) the amount of any and all pending Indemnification Claims of one or more Buyer Indemnified Parties and (ii) any, expenses or other costs (other than Escrow Agent fees) under the Escrow Agreement that are chargeable to the Shareholders (such remaining balance of the Indemnity Escrow, the “Indemnity Escrow Balance”), shall be released and deposited with the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Shareholders on a Pro Rata Basis in accordance with this Agreement and the Escrow Agreement.

6.3.7 Subrogation. Upon making an indemnity payment pursuant to Section 6.3 or Section 6.7, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8 Exclusive Remedies. If the Closing occurs, the remedies provided for in this Section 6.3 shall be, except as otherwise provided in Sections 6.7, 6.13 and 9.6, the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents, representatives, Affiliates, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for willful misconduct or fraud or waive any equitable remedies to which a Party may be entitled.

6.3.9 Right of Offset. Subject to the other provisions of this Section 6.3, including Section 6.3.5, Buyer may offset any amount to which Buyer or Buyer’s Parent is entitled under this Section 6.3 or Section 6.7 against any amounts otherwise payable hereunder by Buyer to one or more Principal Shareholders in their capacities as Shareholders, including any and all other payments pursuant to Section 2.5(a).

6.3.10 Receipt of and Treatment of Indemnity Payments Between the Parties. Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Merger Consideration for all Tax purposes, and no Party shall take any position inconsistent with such characterization. Notwithstanding any other provision of Sections 6.3 and 6.7, all indemnification obligations of the Shareholders are obligations to Buyer, and all indemnification payments by or on behalf of the Shareholders will be made to Buyer.

6.3.11 Dissenters’ Merger Consideration Difference. If there is a Dissenters’ Merger Consideration Difference, Buyer shall deposit, or cause to be deposited, a cash amount equal to such Dissenters’ Merger Consideration Difference with the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Shareholders on a Pro Rata Basis in accordance with this Agreement.

6.4 Access and Information. The Company shall afford to Buyer and its officers, employees, accountants, counsel and other authorized representatives and advisors reasonable access, upon advance notice during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as to its business, customers, vendors and properties as Buyer may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the Company’s operations and to preserve the confidentiality of the Transactions. In addition, with the Company’s prior consent (which consent shall not be unreasonably withheld or delayed), Buyer shall be permitted to meet, accompanied by representatives from the Company, with the Company’s significant customers.

6.5 Public Disclosure and Confidentiality. Except as otherwise required by Applicable Laws and, with respect to Buyer, Buyer’s Parent and Merger Sub, the applicable rules, policies and procedures of a national securities exchange, no Party shall announce or disclose to any other Person (other than a Party’s employees, agents, advisors or representatives who have been advised of this confidentiality obligation) the existence or the terms or conditions of this Agreement or the Transactions prior to the Closing without the prior consent of the other

Parties (which shall not be unreasonably withheld). Notwithstanding the foregoing, the initial press release with respect to the announcement of this Agreement and any further public communication regarding this Agreement or the Transactions prior to Closing shall be developed by Buyer.

6.6 Further Assurances. Subject to terms and conditions hereof and to the fiduciary duties of the board of directors and officers or representatives of any Party, during the Pre-Closing Period, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions. If at any time during the Pre-Closing Period any further action is necessary, proper or advisable to carry out the purposes of this Agreement (including the obtaining of any required Governmental Authorizations or the making of any and all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity, the obtaining of any Consents under any Material Company Contracts, and the execution and delivery of any licenses or sublicenses for any software), the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their commercially reasonable efforts to effectuate all required action. Each Party shall cause all such documents that it is responsible for filing with any Governmental Entity under this Section 6.6 to comply in all material respects with all Applicable Laws.

6.7 Tax Matters.

6.7.1 Tax Indemnification. Each Buyer Indemnified Party shall be indemnified and held harmless by, and shall be entitled to payment and reimbursement from, the Shareholders on a Pro Rata Basis and, except with respect to Principal Shareholders, solely and exclusively from the Indemnity Escrow from and against any Loss attributable to (a) any Taxes (or the non-payment thereof) of the Company for all the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring on or before the Closing, (c) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or a Company Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, provincial or foreign law or regulation, and (d) the failure of any of the representations and warranties contained in Section 3.12 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes, provided, however, that in the case of clauses (a), (b), (c) and (d) above, Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, that has been accrued for such Taxes (excluding any accrual for deferred Taxes) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Working Capital Adjustment provided in Section 2.6, and provided, further, that the maximum aggregate Liability of the Shareholders under Sections 6.3, 6.7 and 6.17 shall not exceed $7,500,000.

6.7.2 Filing of Tax Returns; Payment of Taxes.

(a) The Company shall, and shall cause the Company Subsidiaries to, timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns and any other amended Tax Returns shall be prepared in a manner consistent with prior practice. The Company shall provide Buyer with copies of such completed Tax Returns at least 20 days prior to the filing thereof, along with supporting workpapers, for Buyer’s Parent’s review and approval. Shareholders Representative and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. If Shareholders Representative and Buyer are unable to resolve any dispute with respect to such Tax Return at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.7.7, which resolution shall be binding on the Parties.

(b) Following the Closing, Buyer shall cause to be timely filed all Tax Returns required to be filed by the Company and the Company Subsidiaries after the Closing Date with respect to taxable periods ending on or before the Closing Date and with respect to Straddle Periods and, subject to the rights of payment from the Principal Shareholders under Sections 6.7.1 and 6.7.2(c), pay or cause to be paid all Taxes shown due thereon.

(c) Notwithstanding the foregoing, subject to the limitation of the final proviso in Section 6.7.1, if the Indemnity Escrow has been exhausted or distributed, each Principal Shareholder shall pay to Buyer such Principal Shareholder’s Pro Rata Share of the amount of Taxes owed pursuant to Section 6.7.1, as reasonably determined by Buyer’s Parent, not later than 10 days prior to the due date for the payment of such Taxes on any Tax Returns that Buyer has the responsibility to cause to be filed pursuant to Section 6.7.2(b). No payment pursuant to this Section 6.7.2(c) shall excuse the Principal Shareholders from their indemnification obligations pursuant to Section 6.7.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Principal Shareholders’ payments under this Section 6.7.2(c). If the ultimate determination of Taxes for the periods covered by such Tax Returns results in the amount of the Principal Shareholders’ payments under this Section 6.7.2(c) exceeding the amount of Taxes owed by the Principal Shareholders pursuant to Section 6.7.1, Buyer shall promptly return any such excess to the Principal Shareholders.

6.7.3 Straddle Period. If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.7.4 Cooperation on Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Shareholders Representative reasonable notice prior to transferring, destroying or discarding any such books and records and, if Shareholders Representative so requests, allow Shareholders Representative to take possession of such books and records.

(b) Subject to Applicable Laws, the Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.5 Tax Audits. If notice of any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim by or before a Governmental Entity with respect to Taxes of the Company or any Company Subsidiary (a “Tax Claim”) shall be received by any Party, the notified Party shall notify such other Parties in writing of such Tax Claim; provided, however, that failure to notify Shareholders Representative shall not preclude Buyer from any indemnification, except to the extent that such failure deprives Shareholders Representative of a reasonable opportunity to defend against such Tax Claim without paying the Tax.

6.7.6 Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to Shareholders Representative and Buyer. The fees and expenses of such accounting firm shall be borne equally by the Shareholders, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct. If the other Party believes the position taken in the Tax Return was incorrect, it can request that the Arbiter resolve the dispute after the Tax Return is filed. If necessary, an amended Tax Return will be filed reflecting the decision of the Arbiter.

6.7.7 Exclusivity. The indemnification provided for in this Section 6.7 and the provisions in Sections 6.3.3, 6.3.4, 6.3.5.3, 6.3.6, 6.3.7, 6.3.9 and 6.3.10 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 3.12. If a conflict occurs between the provisions of this Section 6.7, on the one hand, and the provisions of Section 6.3 (other than Sections 6.3.3, 6.3.4, 6.3.5.3, 6.3.6, 6.3.7, 6.3.9 and 6.3.10), on the other, the provisions of this Section 6.7 shall control

6.8 Release. Subject to and effective as of consummation of the Closing, each Principal Shareholder hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company that such Principal Shareholders ever had, or may have up until immediately preceding the Closing, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, provided, however, such release and discharge shall not include: (a) claims with respect to the rights of such Principal Shareholder against the Company, Buyer, Buyer’s Parent and their respective affiliates under this Agreement or the Escrow Agreement; and (b) if such Principal Shareholder is or has been a director or officer of the Company, claims with respect to the right of such Principal Shareholder to indemnification under the Company’s Organizational Documents other than in respect of any breach by the Company or one or more Principal Shareholders of any representations, warranties, covenants, obligations or agreements contained herein or in any certificate delivered pursuant to this Agreement; and (c) if such Principal Shareholder is or has been an employee, independent contractor or consultant of or to the Company, claims in respect of any regular salary or wages, or similar time-based compensation and bonuses, in each case that has been accrued but not paid by the Company, and reimbursement of reasonable business related expenses and benefits under health insurance.

6.9 Regulatory Filings. During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use best efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions. Each Party shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.9 to comply in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall furnish or cause to be furnished to Buyer’s Parent and its employees, agents, auditors and representatives access, during normal business hours, such information, books and records relating to the Company as is reasonably necessary for reports or filings with the SEC or other Governmental Authority with respect to the Transactions.

6.10 Exchange of Information. During the Pre-Closing Period, each of the Parties shall promptly supply the others with any information that may be required to effectuate any filings or application pursuant to Sections 6.6 or 6.11. Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11 Notification. During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of: (a) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6, the respective Party will promptly inform the other Party of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12 Shareholders Representative.

6.12.1 Appointment. To the maximum extent legally permissible, by its approval of this Agreement, each Shareholder (other than Dissenting Shareholders) hereby designates and appoints John W. Cowdery as his, her or its representative, agent and attorney-in-fact (in such capacity, “Shareholders Representative”) for all purposes of this Agreement, the Escrow Agreement and the Transactions. This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Shareholder or the occurrence of any other event or events. Shareholders Representative is serving in the capacity as representative, agent and attorney-in-fact of such Shareholders hereunder solely for purposes of administrative convenience.

6.12.2 Authority. Without limiting the generality of Section 6.12.1, to the maximum extent legally permissible, by its approval of this Agreement, each Shareholder (other than Dissenting Shareholders), among other things, hereby irrevocably agrees as follows:

(a) to the taking by Shareholders Representative of any and all actions and the making of any decisions required or permitted to be taken by Shareholders Representative under this Agreement (including Sections 2.6.2.5, 6.3 and 6.7) and the Escrow Agreement;

(b) to the exercise by Shareholders Representative of the power to: (i) execute and deliver the Escrow Agreement; (ii) authorize delivery to Buyer of Escrow Fund in satisfaction of payment obligations under Section 2.6.2.5 and delivery to Buyer of amounts due on account of indemnification claims made by Buyer Indemnified Parties in accordance with Sections 6.3 or 6.7; (iii) agree to, investigate, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators (including the Arbiter) with respect to such obligations and claims; (iv) resolve any claim or dispute under or made pursuant to Sections 2.6.2.5, 6.3 or 6.7; and (v) take all actions necessary in the reasonable judgment of Shareholders Representative for the accomplishment of the foregoing, including execution on behalf of any Shareholders (other than Dissenting Shareholders) of any agreement, instrument, or other document that, in the sole discretion of Shareholders Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;

(c) that Buyer Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of Shareholders Representative acting in such capacity as to the settlement of any claims for indemnification by any one or more Buyer Indemnified Parties pursuant to Sections 6.3 or 6.7 and as to any other action taken by Shareholders Representative hereunder, and non-Dissenting Shareholders shall have no cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Shareholders Representative;

(d) that all actions, decisions and instructions of Shareholders Representative in accordance with this Agreement or the Escrow Agreement shall be conclusive and binding upon all Shareholders (other than Dissenting Shareholders); and

(e) that Shareholders Representative is authorized to receive and to accept on behalf of each Shareholder (other than Dissenting Shareholders) any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement (and any notice given to Shareholders Representative shall be deemed to have been given to each Shareholder other than Dissenting Shareholders).

6.12.3 Substitution of Shareholders Representative. If the Shareholders Representative is or becomes unable or unwilling to act, or resigns or is removed, Bruce A. Quattrone shall become the Shareholders Representative, and if such person is or thereafter becomes unable or unwilling to act, or resigns or is removed, the Shareholders may appoint a substitute Shareholders Representative as provided below. The Shareholders Representative may resign upon 10 calendar days’ prior written notice to Buyer, to the Shareholders and, if before Closing, to the Company, provided that, except in the case where Bruce A. Quattrone becomes the successor Shareholders Representative as provided in the preceding sentence, no such resignation shall become effective until the appointment of a successor Shareholders Representative. Shareholders that represent or represented in the aggregate at least 75% of the Shares outstanding immediately prior to the Effective Time may change the Shareholders Representative, or appoint a successor, from time to time upon not fewer than 10 days’ prior written notice to Buyer and, if prior to Closing, to the Company.

6.12.4 Notice to Shareholders; Actions in Good Faith. The Shareholders Representative shall promptly, and in any event within 10 Business Days, provide written notice to the Shareholders of any action taken on behalf of them by the Shareholders Representative pursuant to the authority delegated to the Shareholders Representative under Section 6.12. The Shareholders Representative shall, at all times, act in his capacity as Shareholders Representative in a manner that the Shareholders Representative believes to be in the best interest of the Shareholders. Neither the Shareholders Representative nor any of his agents or employees, if any, shall be liable to any Shareholder for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of fraud, willful misconduct or gross negligence of the Shareholders Representative. The Shareholders Representative may consult with legal counsel, independent public accountants and other experts selected by him. The Shareholders Representative shall not have any duty to the Shareholders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

6.12.5 Indemnity. The Shareholders that are not Dissenting Shareholders severally on a Pro Rata Share basis agree to indemnify Shareholders Representative and to hold Shareholders Representative harmless against any and all loss, liability or expense incurred without fraud, willful misconduct or gross negligence on the part of Shareholders Representative and arising out of or in connection with his duties as Shareholders Representative, including the reasonable costs and expenses incurred by Shareholders Representative in defending against any claim or liability in connection with this Agreement. This indemnification shall survive the termination of this Agreement. Shareholders agree that Shareholders Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered by Shareholders Representative in accordance with such advice. Shareholders Representative, solely in his capacity as Shareholders Representative, shall not be liable to Shareholders, except as expressly provided hereunder. In no event shall Shareholders Representative be liable to Shareholders hereunder or in connection herewith, solely in his capacity as Shareholders Representative, for any consequential, special, consequential or punitive damages.

6.13 Certain Post-Closing Covenants.

6.13.1 Confidentiality. If the Closing occurs, each Principal Shareholder agrees that during the period from the Closing Date to and including the second Closing Date Anniversary, such Party will not disclose or use, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws. If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the second anniversary thereof it shall not, except to the extent otherwise required by Applicable Law, directly or indirectly disclose or use any Confidential Information obtained from another Party pursuant hereto. If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will provide the Party whose Confidential Information may be so disclosed (the “Affected Party”) with prompt notice so that the Affected Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.13.1. If such protective order or other remedy is not obtained, or the Affected Party waives compliance with the provisions of this Section 6.13.1, the receiving Party will furnish only that portion of the Confidential Information that, in the judgment of its counsel, is legally required.

6.13.2 Injunctive Relief For Breach. Each Principal Shareholder’s obligations under this Section 6.13 are of a unique character that gives them particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company, Buyer and Buyer’s Parent for which there will be no adequate remedy at law.

Accordingly, without limiting any Principal Shareholder’s obligations under Sections 6.3 or 6.7, in the event of such breach, each Principal Shareholder agrees that the Company, Buyer and Buyer’s Parent will be entitled to seek injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

6.14 Notes Payable and Notes Receivable.

(a) Set forth on Schedule 6.14(a) for each of the Company and each Company Subsidiary is a list containing all promissory notes or other debt instruments payable by the Company or any Company Subsidiary to any former or current shareholder of the Company or any Company Subsidiary in connection with the repurchase of securities of the Company or any Company Subsidiary. Prior to or as of the Closing, the Company shall satisfy its obligations under the instruments listed in Schedule 6.14(a).

(b) Set forth on Schedule 6.14(b) is a list containing all promissory notes of former or current Company shareholders payable to the Company or otherwise on its behalf in connection with the maker of such promissory notes purchasing Common Stock, including pursuant to the exercise of Options. Prior to or as of the Closing, the Company shall cause all of the instruments listed in Schedule 6.14(b) to be paid in full and otherwise fully satisfied.

6.15 Loan Agreements and Lines of Credit. Prior to the Closing, the Company shall cause to be terminated all agreements, as amended, evidencing an extension of credit to the Company or any Company Subsidiary or otherwise any Liability of the Company or any Company Subsidiary in respect of borrowed money (“Loan Agreements”), including that certain Second Amended and Restated Credit and Security Agreement, by and between the Company and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Operating Division, dated April 28, 2006, as amended on December 28, 2006, July 26, 2007, August 10, 2007 and August 31, 2007, as well as any documents relating to such agreement.

6.16 Amendment of the Company’s Defined Contribution Plans. Prior to or as of the Closing, the Company Board will adopt resolutions to amend the Company’s 401(k) Plan effective immediately prior to the Closing so that the definition of “Primary Employer” includes any successor employer, and such resolutions, without revocation or modification thereof, shall be in full force and effect as of the Closing Date.

6.17 ESOP.

6.17.1 Transfer of ESOP. Prior to the Closing, the Company shall cause the following to occur: (a) the Company shall make a contribution to the capital of the Sponsor Subsidiary in the amount of $20,000 (the “Subsidiary Capitalization Amount”), (b) the Sponsor Subsidiary shall adopt and assume the ESOP and shall succeed to all rights and obligations of the Company thereunder, (c) the Company shall transfer all of its right, title, and interest in the issued and outstanding capital stock of the Sponsor Subsidiary to some or all of Kevin MacKay, Gregg Roy, Amy Rucker and Bruce A. Quattrone (the “Sponsor Owners”) provided that the ESOP does not lose its status as a qualified “employee stock ownership plan” for purposes of the Code and ERISA, and (d) the Sponsor Subsidiary’s board of directors shall adopt resolutions terminating the ESOP effective upon completion of the Closing and converting the ESOP into a tax-qualified profit sharing plan at the time of Closing.

6.17.2 Certain Covenants Relating to the ESOP. As promptly as practicable after the Closing, the ESOP shall be terminated in accordance with Applicable Laws. All tasks and costs associated with the ESOP termination, including any post-Closing actions and filings with the IRS, shall be the responsibility of the Sponsor Subsidiary. The Shareholders shall indemnify and hold harmless Buyer Indemnified Parties pursuant to Section 6.3 with respect to any Losses suffered, incurred or paid by Buyer Indemnified Parties arising from or related to (a) claims of improper termination or the failure by any Person to satisfy any and all ERISA fiduciary duties to participants and beneficiaries of the ESOP or (b) claims with respect to the failure of the Sponsor Subsidiary to pay the costs referenced in the preceding sentence (such claims in clauses (a) and (b), collectively, “ESOP Claims”). At the Closing, the Company shall cause the Sponsor Subsidiary to deliver to Buyer a completed Form 5310 determination letter application that notes the pre-Closing assumption of the ESOP by the Sponsor Subsidiary. Within 90 days after the Closing Date, the Sponsor Owners shall cause the Sponsor Subsidiary to file the Form 5310 application with the IRS. Promptly following receipt of a favorable determination letter from the IRS, the Sponsor Owners shall cause the Sponsor Subsidiary to cause the Trustee of the ESOP to make distributions to participants and their beneficiaries of the benefits under the ESOP. The Sponsor Owners shall cause the Sponsor Subsidiary to promptly provide Buyer with copies of any and all material correspondence with the Internal Revenue Service, or with participants or beneficiaries of the ESOP relating to the termination of the ESOP and the distribution of benefits thereunder.

6.18 Termination of Company’s Restricted Management Stock Bonus Plan. As of the Closing, the Company Board will adopt resolutions to terminate the Company’s Restricted Management Stock Bonus Plan, effective no later than immediately prior to the Closing in accordance with Applicable Laws, and such resolutions, without revocation or modification thereof, shall be in full force and effect, as of the Closing, all on such terms and conditions so that neither the Company as of the Closing, nor the Surviving Corporation after the Closing shall have any Liability in respect of the above referenced Restricted Management Stock Bonus Plan.

6.19 Shareholders Agreement. The Company shall take all action, subject to Applicable Laws, to cause the termination of any and all of the Company’s obligations under and other Liabilities in respect of the Shareholders Agreement, all effective as of the Closing, so that the Company as of the Closing, and the Surviving Corporation thereafter, will have no Liabilities in respect of the Shareholders Agreement.

6.20 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as practicable following the date hereof, the Company shall prepare the Proxy Statement. Before the Proxy Statement is distributed to the Shareholders, the Company shall cooperate with Buyer’s Parent in connection with the preparation of the Proxy Statement, including by giving (i) Buyer’s Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and (ii) reasonable and good faith consideration to any comments made by Buyer’s Parent and its counsel in respect of the Proxy Statement.

(b) The Company shall, as promptly as practicable following the date hereof, in accordance with Applicable Law and the Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its Shareholders (the “Shareholders Meeting”) for the purpose of obtaining Shareholder Approval, regardless of whether the Company Board determines at any time that this Agreement or the Merger is no longer advisable or recommends that the Shareholders reject this Agreement or the Merger. The Company shall cause the Shareholders Meeting to be held as promptly as practicable following the date hereof. The Company shall, through the Company Board, recommend to its Shareholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement.

6.21 Voting for the Merger. Each Principal Shareholder hereby agrees to vote all Common Stock which such Shareholder is entitled to vote, whether as the record owner, by proxy, trustee or otherwise, for the adoption and approval of this Agreement and the Merger at the Shareholders Meeting.

6.22 EFCG Letter. The Company shall take all action, subject to Applicable Laws, to cause the termination of any and all of the Company’s obligations under and other Liabilities in respect of the Letter, dated May 29, 2007, between the Company and Environmental Financial Consulting Group, Inc., all effective as of the Closing, so that the Company as of the Closing, and the Surviving Corporation thereafter, will have no Liabilities in respect of the above-referenced Letter.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party or Parties for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, any Governmental Entities required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.4 Escrow Agreement. Buyer and Shareholders Representative, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.2 Conditions Precedent to Buyer’s, Buyer’s Parent’s and Merger Sub’s Obligation to Consummate the Closing. Buyer’s, Buyer’s Parent’s and Merger Sub’s obligations to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of the Company and Principal Shareholders contained in this Agreement shall be true and correct, disregarding any Materiality Qualifications included therein, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and except for Section 3.19.1, which the parties acknowledge need not be true and correct in all material respects with respect to changes to Schedule 3.19.1 solely as a result of the completion of, or entry into, Contracts by the Company or any Company Subsidiary between the date hereof and the Closing Date with their respective customers in the ordinary course of business and consistent with past practices, with the same force and effect as if made on and as of the Closing Date, and the Company and each Principal Shareholder shall have delivered to Buyer and Buyer’s Parent a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Principal Shareholder.

7.2.2 Agreements and Covenants. Each of the Company and Principal Shareholders shall have performed in all material respects all of their respective agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and the Principal Shareholders shall have delivered to Buyer and Buyer’s Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Principal Shareholder.

7.2.3 Closing Documents. The Company shall have delivered to Buyer and Buyer’s Parent the Company Closing certificate described hereafter in this Section 7.2.3 and such Closing documents as Buyer shall reasonably request. The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company Board and Shareholders authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions, stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; (c) the Special Shareholder Approvals; (d) the Company’s Organizational Documents; and (e) certified copies of good standing certificates for each of the Company and the Company Subsidiaries from their respective jurisdictions of incorporation or formation.

7.2.4 Consents. All Consents listed on Schedule 7.2.4 shall have been obtained by the Company or Company Subsidiary, as the case may be, and shall be effective and shall not have been suspended, revoked, or stayed by action of any Person granting one or more of such Consents.

7.2.5 Acceptance of Employment. (a) The Cowdery Employment Agreement and Other Employment Related Agreements shall have become effective as of the Closing Date, (b) each of the individuals listed on Schedule 7.2.5(b)(i) shall have agreed to the standard terms and conditions relating to employment substantially in the form set forth on Schedule 7.2.5(b)(ii), and (c) at least 95% of the other full-time and regular part-time direct billable U.S. employees of the Company and the Company Subsidiaries as set forth on Schedule 7.2.5(c)(i), shall have accepted employment with the Merger Sub as of the Closing Date and executed Buyer’s standard documentation regarding employment, including consent to background checks or verification procedures, on the terms set forth on Schedule 7.2.5(c)(ii).

7.2.6 Material Adverse Effect. Since the date hereof, the Company shall not have suffered a Company Material Adverse Effect.

7.2.7 Updated Employee List. The Company shall have delivered to Buyer and Buyer’s Parent a list setting forth, as of the Closing Date, the name of each employee and such employee’s position and annual salary for each of the Company and each Company Subsidiary.

7.2.8 Delivery and Acceptance of Estimated Closing Balance Sheet and Estimated Closing Working Capital. At least two Business Days prior to the Closing Date, the Company shall have delivered to Buyer and Buyer’s Parent the Estimated Closing Balance Sheet and Estimated Closing Working Capital, and all objections of Buyer and Buyer’s Parent to the amounts thereon or calculations thereof shall have been resolved to Buyer’s and Buyer’s Parent’s reasonable satisfaction (any such resolution shall not affect or limit the rights of the Parties under Sections 2.6 or 6.3 or otherwise).

7.2.9 Amendment of Defined Contribution Plans. The Company’s 401(k) Plan shall have been amended in accordance with Section 6.16.

7.2.10 Assumption of the ESOP. The Company shall have formed the Sponsor Subsidiary, contributed the Subsidiary Capitalization Amount to the Sponsor Subsidiary and otherwise satisfied and caused the Sponsor Subsidiary and the Company to satisfy all of their respective obligations under Section 6.18 required as of Closing.

7.2.11 Legal Opinion. A legal opinion of MBV Law LLP, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Buyer’s Parent shall have been delivered to Buyer and Buyer’s Parent.

7.2.12 Delivery of Minute Books and Stock Records. Buyer shall have received the minute books and stock (or similar) records of the Company and Company Subsidiaries.

7.2.13 Resignation of Directors and Officers. The written resignations effective as of the Closing Date of such directors and officers of the Company and the Company Subsidiaries as requested by Buyer to resign shall have been delivered to Buyer and Buyer’s Parent.

7.2.14 Termination of Company Shareholder Agreement. The Company Shareholders Agreement shall have been terminated without the Company having any Liability in respect thereof.

7.2.15 FIRPTA Certificate. The Company shall have delivered to Buyer and Buyer’s Parent a FIRPTA Certificate, signed under penalties of perjury stating that Company is not and has not been a United States real property corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) so that Buyer is exempt from withholding any portion of the Merger Consideration thereunder.

7.2.16 Termination of Existing Employment Agreements. The Company and the Company Subsidiaries shall have terminated all agreements listed on Schedule 3.19.1(b) and received a release with respect thereto and shall provide Buyer, in form and substance reasonably acceptable to Buyer, evidence of such termination and release by each employee party to the agreement on Schedule 3.19.1(b).

7.2.17 Notes Payable and Receivable. The Company shall have delivered to Buyer evidence, in form and substance reasonably acceptable to Buyer, of the satisfaction of the obligations (a) of the Company or any Company Subsidiary under, and the termination of, the instruments listed on Schedule 6.14(a) and (b) of former and current Shareholders under the instruments listed on Schedule 6.14(b).

7.2.18 Loan Agreements. The Company shall have delivered to Buyer evidence of the satisfaction of the obligations of the Company or any Company Subsidiary under, and the termination of, any and all Loan Agreements, in form and substance reasonably acceptable to Buyer.

7.2.19 Customers. Buyer shall be reasonably satisfied with the results of its interviews and diligence inquiries of the customers of the Company or Company Subsidiary set forth on Schedule 7.2.19 with respect to the criteria set forth thereon.

7.2.20 Updated Disclosure Schedules. The Company shall have delivered to Buyer the Updated Disclosure Schedules.

7.2.21 Demands for Appraisal. The applicable period during which Shareholders may properly demand appraisal of their Common Stock with respect to the Merger pursuant to Chapter 13 of the CGCL shall have expired, and the Company shall not have received demands for appraisal under said Chapter 13 from Shareholders owning more than an aggregate of five percent of the Outstanding Stock Amount.

7.2.22 Release of Encumbrances. The Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of all Encumbrances set forth on Schedule 7.2.22.

7.2.23 Consent of Lenders. Buyer’s Parent shall have received all Consents from its lenders necessary to consummate the Closing.

7.3 Conditions Precedent to Obligations of the Company and Principal Shareholders to Consummate the Closing. The obligations of the Company and Principal Shareholders to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived prior to the Closing in a writing signed by the Company:

7.3.1 Representations and Warranties. The representations and warranties of Buyer, Buyer’s Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Buyer and Buyer’s Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer and Buyer’s Parent by their respective Presidents and Chief Financial Officers.

7.3.2 Agreements and Covenants. Buyer and Buyer’s Parent shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer and Buyer’s Parent shall have delivered to the Company and the Shareholders Representative, a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer and Buyer’s Parent by their respective Presidents and Chief Financial Officers.

7.3.3 Closing Documents. Buyer and Buyer’s Parent shall have delivered to the Company closing certificates of Buyer and Buyer’s Parent and such other closing documents as the Company shall reasonably request (other than opinions of counsel). Each of the Closing certificates of Buyer and Buyer’s Parent, dated as of the Closing Date, duly executed by the secretary of Buyer and Buyer’s Parent, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Buyer and Buyer’s Parent, respectively, in connection herewith; (b) the resolutions adopted by Buyer’s and Buyer’s Parent’s boards of directors, respectively, authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions, stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) Buyer’s and Buyer’s Parent’s certificate, or as the case may be, articles of incorporation and bylaws.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1 Representations and Covenants. All representations and warranties made by the Company or Principal Shareholders in this Agreement, or any certificate or other writing delivered by the Company, any of the Principal Shareholders or any of their respective Affiliates pursuant to or in connection with this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of Buyer, Buyer’s Parent or Merger Sub and shall terminate on the first Closing Date Anniversary, except (a) Buyer Indemnified Party claims pending on such date (following proper notice) shall continue until resolved and (b) the Specified Representations, which shall survive until the expiration of the applicable statute of limitation for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date (following proper notice) in respect of any of such Specified Representations shall continue until resolved. The covenants and other agreements made by the Company or any Principal Shareholder in this Agreement or any certificate or other writing delivered by the Company, any of the Principal Shareholders or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer, Buyer’s Parent or Merger Sub, until the expiration of the applicable statute of limitations.

ARTICLE 9

OTHER PROVISIONS

9.1 Termination.

9.1.1 Termination Events. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and the Company;

(b) by Buyer if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of the Company or any Principal Shareholder and such breach has not been cured within 10 Business Days after notice to the Company and the Shareholders Representative (provided that neither Buyer nor Merger Sub is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach that by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c) by the Company if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of Buyer, Buyer’s Parent or Merger Sub, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that neither the Company nor any Principal Shareholder is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach that by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d) by either Buyer or the Company if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity that would make consummation of the Transactions illegal or that would prohibit Buyer’s or Buyer’s Parent’s ownership or operation of all or any material part of the business of the Company or any Company Subsidiary, or compel Buyer or Buyer’s Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or any Company Subsidiary, or Buyer as a result of the Transactions;

(e) by any Party if the Closing shall not have been consummated by the 90th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(f) by Buyer if the Shareholders Approval shall not have been obtained by the 30th day after the date hereof.

9.1.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.13. Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder before the Closing.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by facsimile, delivered by hand, sent by a reputable nationwide courier service, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which the facsimile is machine verified as received, so hand-delivered or on the third business day following the date on which so mailed or sent:

To Buyer, Buyer’s Parent or Merger Sub:	with copy to (which shall not constitute notice):

ICF International, Inc. 9300 Lee Highway Fairfax, Virginia 22031-1207 Attention: Alan Stewart, Chief Financial Officer Fax: 703-934-3740	Judith B. Kassel Executive Vice President & General Counsel ICF International, Inc. 9300 Lee Highway Fairfax, VA 22031 Fax: 703-934-3675

To the Company before Closing:	with copy to (which shall not constitute notice):

Jones & Stokes Associates 2600 V Street Sacramento, CA 95018-1913 Attention: John W. Cowdery, President and Chief Executive Officer Fax: 916-737-3030	MBV Law LLP 855 Front Street San Francisco, CA 94111 Attention: William Mandel, Esq. Fax: 415-433-6563

To Shareholders Representative or Principal Shareholders:	with copy to (which shall not constitute notice):

John W. Cowdery 21 Greenway Drive Walnut Creek, CA 94596	MBV Law LLP 855 Front Street San Francisco, CA 94111 Attention: William Mandel, Esq. Fax: 415-433-6563

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement, including the Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements (other than the confidentiality agreement dated July 26, 2007, between Buyer’s Parent and The Environmental Financial Consulting Group, Inc., as agent for the Company, and the Shareholders Representative Agreement by and among the Shareholders Representative and the Shareholders parties thereto) and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated November 1, 2007 between Buyer’s Parent and the Company. Each Party acknowledges that, in entering this Agreement and consummating the Transactions, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein. The Parties may before or at the Closing, whether before or after obtaining Shareholders Approval, amend, modify or supplement this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer, Parent, Merger Sub, the Company and the Shareholders Representative on behalf of itself and the Shareholders.

9.4 Assignability. This Agreement is not intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights or obligations of the Company, any Shareholders or the Shareholders Representative hereunder shall be assigned or delegated without the written consent of Buyer. No consent of the Company, any Shareholder or the Shareholders Representative shall be required with respect to any collateral assignment of Buyer’s or Buyer’s Parent’s rights and remedies under this Agreement to any lender under credit or collateral agreements, as such agreements may be amended, modified or replaced from time to time. Each of the Principal Shareholders hereby agrees to execute and deliver such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The Parties acknowledge that damages alone in respect of breaches of covenants hereunder may not adequately compensate a Party for violation by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach of any covenant herein by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 U.S. Currency. All amounts payable hereunder shall be paid in United States dollars.

9.8 Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Delaware, except that the provisions of this Agreement relating to the Merger shall be governed by the merger provisions of the CGCL.

9.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which together shall constitute one and the same agreement.

9.10 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

[The signature pages follow this page.]

IN WITNESS WHEREOF, the Parties have duly executed this Merger Agreement under seal as of the date first above written.

BUYER:

ICF Consulting Group, Inc. a Delaware corporation

By:	/s/ Alan Stewart
Alan Stewart, Chief Financial Officer

BUYER’S PARENT:

ICF International, Inc. a Delaware corporation

By:	/s/ Alan Stewart
Alan Stewart, Chief Financial Officer

MERGER SUB:

ICF Consulting Group Acquisition, Inc. a California corporation

By:	/s/ Alan Stewart
Alan Stewart Executive Vice President and Chief Financial Officer

COMPANY:

Jones & Stokes Associates, Inc. a California corporation

By:	/s/ John W. Cowdery
John W. Cowdery,
President and Chief Executive Officer

PRINCIPAL SHAREHOLDERS:

/s/ John W. Cowdery
John W. Cowdery

/s/ Harlan S. Glines
Harlan S. Glines

/s/ Lisa V. Larrabee-Andrews
Lisa V. Larrabee-Andrews

/s/ Michael D. Rushton
Michael D. Rushton

/s/ Bruce A. Quattrone
Bruce A. Quattrone

SHAREHOLDERS REPRESENTATIVE:

/s/ John W. Cowdery
John W. Cowdery